Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into this 22nd day of July, 2004 by and between G. Leblanc Corporation, a Wisconsin corporation (the “Company”), and Steinway Musical Instruments, Inc., a Delaware corporation (the “Purchaser”; the Purchaser and the Company are each a “Party” and are collectively the “Parties”).

RECITALS:

WHEREAS, the Company is in the business of manufacturing and distributing musical instruments (the “Business”); and

WHEREAS, the Company desires to sell, transfer and assign to the Purchaser and the Purchaser desires to purchase from the Company substantially all of the assets, properties and Business of the Company, other than Excluded Assets (as defined in Section 1.2) for an amount in cash, all as herein provided and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

Purchase and Sale of the Assets

1.1          Purchased Assets.  At the Closing (as defined in Section 3.2), the Company shall sell, convey, transfer, assign and deliver to the Purchaser and the Purchaser shall purchase from the Company, free and clear of all liens, mortgages, pledges, security interests, claims, assessments, restrictions, encumbrances and charges of every kind (collectively, “Liens”), on the terms and subject to the conditions set forth in this Agreement, all of the properties, business, rights and assets which are owned by the Company and used in the Business of every kind and description, whether personal or mixed, tangible or intangible, wherever located, as shall exist on the Closing Date (as defined in Section 3.2), except for the Excluded Assets (as defined in Section 1.2), whether or not appearing on the Last Balance Sheet (as defined in Section 4.4) (collectively, the “Purchased Assets”). Without limiting the generality of the foregoing, the Purchased Assets shall include the following:

1.1.1       all inventories of instruments, raw materials, work-in-process, finished goods, products under research and development, demonstration equipment, office and other supplies, parts, packaging materials and other accessories related thereto (including but not limited to all such items which are listed on an inventory schedule dated as of a date not later than five business days prior to the Closing Date (the “Inventory Schedule”), provided by the Company to the Purchaser) which are held at, or are in transit from or to, the locations at which the Business is conducted, or located at customers’ premises on consignment, in each case, which are used or held for use by the Company in the conduct of the Business, together with all rights of the Company against suppliers of such inventories (the “Inventory”);

1.1.2       all motor vehicles owned or leased by the Company and used or held for use in the conduct of the Business, including but not limited to the vehicles listed in Schedule 4.27 (the “Vehicles”);

1.1.3       all furniture, fixtures, computers, equipment, machinery and other tangible personal property (other than Inventory and Vehicles) used or held for use in the conduct of the Business at the locations at which the Business is conducted or at customers’ premises on consignment, or otherwise used or held for use by the Company in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person (the “Tangible Personal Property”);

1.1.4       all trade accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments arising out of sales occurring in the conduct of the Business, including any rights of the Company with respect to any third party collection procedures or any other actions or proceedings which have been commenced in connection therewith (the “Accounts Receivable”);

1.1.5       all fee, leasehold and other interests of the Company in real property described in Schedule 4.7, and all of the rights arising out of the ownership thereof or appurtenant thereto, together with all buildings, structures, facilities, fixtures and other improvements thereto (collectively, the “Real Property”);

1.1.6       all of the interest of and the rights and benefits accruing to the Company as lessee or licensee under all leases or rental agreements covering machinery, equipment, supplies, furniture and fixtures and other fixed assets related to the Business;

1.1.7       all of the rights and benefits accruing to the Company under (a) all purchase orders and purchase commitments made by the Company in the ordinary course of business, (b) all agreements to which the Company is party or by which it is bound that are related to the Business, including those set forth on Schedule 4.13 (the “Contracts”), (c) all employment agreements and all other agreements with employees of the Company with respect to non-disclosure, non-solicitation, non-competition and inventions assignment (other than (i) the deferred compensation agreements between the Company and each of Mr. Vito Pascucci and Mr. Leon Pascucci, and (ii) the Release and Consulting Contract and Covenant Not to Compete between the Company and each of Ms. Mari Bilotti and Ms. Virjean Fitchett) and (d) all other choses in action, causes of action and other rights of every kind of the Company;

1.1.8       all operating data and records of the Company, including customer lists and records, financial, accounting and credit records, correspondence, budgets and other similar documents and records;

1.1.9       all of the proprietary rights of the Company, including all trademarks, service marks, trade names, patents, patent applications, licenses thereof, trade secrets, technology, know-how, formulae, computer software, trade dress, copyrights, other licenses and permits, the corporate name(s) and all of the other intangible assets or rights of the Company relating to the Business;

1.1.10     all prepaid and deferred items of the Company, including but not limited to prepaid rent, compensation, utilities, common area maintenance charges, insurance, taxes and unbilled charges and deposits relating to the operations of the Company;

1.1.11     all of the equity interests owned by the Company in its Subsidiaries (as defined in Section 4.1.2);

1.1.12     all of the sponsorship rights, other rights, and benefits accruing to the Company under all the Plans listed on Schedule 1.1.12 hereto;

1.1.13     all receivables, rights and benefits of the Company with respect to any liability or obligation of any Subsidiary; and

1.1.14     all of the lock box accounts of the Company.

1.2          Excluded Assets.  Anything to the contrary in Section 1.1 notwithstanding, the Purchased Assets shall exclude the following assets of the Company (the “Excluded Assets”):

1.2.1       the Company’s rights under this Agreement and all documents and instruments executed in connection with this Agreement;

1.2.2       any life insurance policies, and the cash value thereof, associated with deferred compensation obligations of the Company;

1.2.3       the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence as a corporation of the Company;

1.2.4       the Company’s Tax Returns (as defined in Section 4.6.2);

1.2.5       all cash and all deposits in all of the Company’s bank accounts; and

1.2.6       the shareholder receivables listed on Schedule 4.13 under the heading “4.13(d)” and the loan to a District Manager of the Company listed on Schedule 4.21;

1.2.7       any other asset specifically identified in Schedule 1.2.

1.3          Assignment of Contracts.  The Purchaser shall cooperate with the Company in obtaining any third party consents that may be required to transfer the Purchased Assets to the Purchaser, including the provision of such information of the Purchaser as may be reasonably requested by such third parties in the context of their review of requests for consent; provided that the Purchaser shall not be obligated to expend any sum or advance any costs, or commence any litigation or other legal proceedings, in connection with such cooperation.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of any Contract, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of the Purchaser thereunder.  If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of the Company thereunder so that the Purchaser would not in fact receive all such rights, the Company and its shareholders (the “Shareholders”) will cooperate with the Purchaser in any reasonable arrangement designed to provide for the Purchaser the benefits under such claims, contracts, licenses, franchises, leases, commitments, sales orders, sales contracts, supply contracts, service agreements, purchase orders, purchase commitments or receivables, including enforcement for the benefit of the Purchaser of any and all rights of the Company against a third party thereto arising out of the breach or cancellation by such third party or otherwise. If and to the extent that such arrangement cannot be made, Purchaser shall have no obligation pursuant to Section 1.4 or otherwise with respect to any such real property lease, personal property lease, Contract or License.  The provisions of this Section 1.3 shall not affect the right of Purchaser not to consummate the transactions contemplated by this Agreement if the condition to its obligations hereunder contained in Section 3.6(b) has not been fulfilled.

1.4          Assumed Liabilities.  The Purchaser will assume only the following specified liabilities of the Company relating to the Business (collectively, the “Assumed Liabilities”):

(a)           all current liabilities (except to the extent that such liabilities are Excluded Liabilities) of the Company that are set forth on the Last Balance Sheet, in each case only as reflected in Net Book Value;

(b)           those certain liabilities (except to the extent that such liabilities are Excluded Liabilities) that are of the type set forth on the Last Balance Sheet and incurred by the Company in the ordinary course of business after the date of the Last Balance Sheet and through the Closing, in each case only as reflected in Net Book Value; and

(c)           those certain liabilities and obligations of the Company pursuant to executory contracts, orders and commitments concerning the purchase of inventory and/or supplies or the sale of merchandise or services, made in the ordinary course of business under (i) the contracts identified as “Assumed Liabilities” on Schedule 4.13 and (ii) contracts included in Purchased Assets which are not identified on Schedule 4.13 solely because they are not material enough to be required, in accordance with Section 4.13, to be so identified;

(d)           liability for the investigation and remediation obligations arising from the remediation program relating to the presence of Hazardous Material in the soil, groundwater or surface water at, on, in, under or in the vicinity of the Leblanc Real Property and the Holton Real Property, to the extent set forth in the Remediation Plan (as defined in Section 2.2) (the “Assumed Remediation Obligations”);

(e)           the liabilities and obligations under the Plans listed on Schedule 1.1.12 hereto; and

(f)            any and all liabilities and obligations owed by the Company to any Subsidiary.

1.5          Excluded Liabilities.  Except for the Assumed Liabilities, the Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities of the Company (including, without limitation, those related to the Business) of any kind, character or description whatsoever, including but not limited to the following liabilities (the “Excluded Liabilities”):

1.5.1       any liability or obligation that arises out of the transactions contemplated by this Agreement or results from any breach or default by the Company under this Agreement or any agreement, certificate or other document or instrument that may be executed or delivered in connection with this Agreement or the transactions contemplated hereby, or any liability or obligation where the existence, imposition, nature or extent of such liability or obligation gives rise to or constitutes a breach or default by the Company under this Agreement or any other agreement, certificate or other document or instrument that may be executed or delivered in connection with this Agreement or the transactions contemplated hereby;

1.5.2       any liability, accruals for, or obligation relating to income taxes, franchise, sales,

use, payroll, unemployment and withholding taxes, including deferred income taxes reflected on the Last Balance Sheet (as defined in Section 4.4), including any interest or penalties related thereto, incurred by the Company on or prior to the Closing Date;

1.5.3       any liability or obligation relating to indebtedness for borrowed money of the Company and all interest thereon and all fees, charges, penalties and other amounts incurred in connection therewith, which amounts shall be repaid at the closing;

1.5.4       any liability or obligation relating to any violation of any law, statute,  rule or regulation by the Company or any employee or agent of the Company that arises out of or results from the Closing or any act, omission, occurrence or state of facts prior to the Closing;

1.5.5       the deferred compensation obligations of the Company to each of Mr. Vito Pascucci and Mr. Leon Pascucci and the obligations of the Company under the Release and Consulting Contract and Covenant Not to Compete between the Company and each of Ms. Mari Bilotti and Ms. Virjean Fitchett;

1.5.6       any liability or obligation of the Company to the Shareholders or their Affiliates;

1.5.7       any liability or obligation of the Company under any Plan, other than those Plans identified on Schedule 1.1.12;

1.5.8       any liability or obligation relating to those items identified on Schedule 4.14.

1.6          No Expansion of Third Party Rights.  The (a) assumption by the Purchaser of the Assumed Liabilities, (b) transfer thereof by the Company and (c) limitations in the description of Excluded Liabilities in Section 1.5 shall in no way expand the rights or remedies of any third party against the Purchaser, the Company or the Shareholders as compared to the rights and remedies such third party would have had against the Company or the Shareholders had the Purchaser not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by the Purchaser of the Assumed Liabilities shall not create any third party beneficiary rights.

1.7          Allocation of the Purchase Price among the Purchased Assets.  The Purchaser and the Company agree that $250,000 of the consideration paid by Purchaser for the Purchased Assets shall be allocated to the covenant of the Company contained in Section 6.6, and the remainder of which is allocable to, and deemed to be in consideration of, the Purchased Assets.  Prior to the Closing, the Purchaser and the Company shall negotiate in good faith the allocation of the consideration paid by Purchaser for the Purchased Assets.  The parties shall jointly agree upon, and the Purchaser will prepare (in a manner consistent with such agreement) Form 8594 and any other notice or filing required pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended.  The parties hereto agree to execute and file the Form 8954 prepared by the Purchaser in accordance with this Section 1.7 and such other forms, notices and filings as required by applicable laws.  If no such agreement can be reached after good faith negotiation, either the Purchaser, or a Shareholder or the Company, may by written notice to the other, demand arbitration of the matter in accordance with Section 9.17.  The decision of the arbitrators as to the proper allocation of the Purchase Price shall be binding and conclusive upon the Parties.

1.8          Insurance Proceeds.  If any of the Purchased Assets are destroyed or damaged or taken in condemnation on or prior to the Closing Date, the insurance proceeds or condemnation award with respect thereto shall be a Purchased Asset.  At the Closing, the Company shall pay or credit to Purchaser any such insurance proceeds or condemnation awards received by it on or prior to the Closing and shall assign to or assert for the benefit of Purchaser all of its rights against any insurance companies, governmental or regulatory authorities and others with respect to such damage, destruction or condemnation.  As and to the extent that there is available insurance under policies maintained by the Company and its Affiliates, predecessors and successors in respect of any Assumed Liability, except for any such insurance proceeds with respect to which the insured is directly or indirectly self-insured or has agreed to indemnify the insurer, the Company shall cause such insurance to be applied toward the payment of such Assumed Liability.  The provisions of this Section 1.8 shall not affect the right of Purchaser not to consummate the transactions contemplated by this Agreement if the condition to its obligations hereunder contained in Section 3.6(b) has not been fulfilled.

ARTICLE II

Purchase Price

2.1          Purchase Price.  In consideration for the Purchased Assets, the Purchaser shall pay to the Company an aggregate amount equal to the one hundred ten percent (110%) of the Actual Net Book Value (as defined in Section 2.3) of the Company (the “Purchase Price”).  In addition, at the Closing the Purchaser shall assume the Assumed Liabilities.

2.2          Payment of Purchase Price.  Not more than ten (10) days and at least two (2) business days prior to the Closing Date, the Company and the Purchaser shall jointly prepare a statement setting forth their good faith estimate of the Net Book Value of the Company as of the end of the last full calendar month prior to the Closing (the “Estimate Date”) for which monthly financial statements of the Company have been prepared (the “Estimated Net Book Value”) and which statement shall provide reasonable detail with respect to the various components thereof.  In calculating Estimated Net Book Value, the Company and the Purchaser shall use their reasonable efforts exercised in good faith to agree on an appropriate remediation plan (the “Remediation Plan”) for, and an accrual for all costs and expenses associated with, the Assumed Remediation Obligations (the “Assumed Remediation Obligation Reserve”), which accrual amount shall be included in the calculation of Estimated Net Book Value and, provided that (i) the known, disclosed and/or discovered environmental conditions at the Leblanc Real Property and the Holton Real Property that form the basis for the Assumed Remediation Obligations have not changed and (ii) no governmental authority has imposed any material changes to the Remediation Plan, in the calculation of the Lowest Estimated Value, the Greatest Estimated Value and the Actual Net Book Value. The Parties agree that the Remediation Plan agreed to by the Parties shall be deemed to be an integral part of this Agreement to the same extent as if the same had been set forth in a schedule hereto and that, subject to the provisions of clauses (i) and (ii) of the immediately preceding sentence, the Assumed Remediation Obligation Reserve agreed upon by the Parties shall be deemed to have been determined in accordance with generally accepted accounting principles.

2.2.1       At the Closing, the Purchaser shall pay to the Company an amount (the “Closing Payment”) equal to (i) ninety-five percent (95%) of one-hundred ten percent (110%) of the Estimated Net Book Value (such 110% being the “Estimated Purchase Price”) minus (ii) the amount of the Escrow Amount (as defined in Section 2.2.2 below) and minus (iii) the amount of the payment pursuant to Section 2.2.4.

2.2.2       The Purchaser shall deposit into escrow for eighteen (18) months after the Closing with a financial institution (the “Escrow Agent”) that is mutually acceptable to the Purchaser and the Company an amount equal to $4,500,000 (the “Escrow Amount”) to offset, in whole or in part, amounts, if any, owed by the Company pursuant to any section of this Agreement.

2.2.3       The Purchaser shall holdback an amount equal to five percent (5%) of the Estimated Purchase Price (the “Holdback Amount”) to offset, in whole or in part, amounts, if any, owed by the Company pursuant to Section 2.3.

2.2.4       At the Closing, the Purchaser shall pay to Leon Pascucci $250,000 in consideration of the covenants made by him pursuant to the Non-competition Agreement in the form of Exhibit C hereto.

2.2.5       Based upon the instructions, and at the direction, of the Company, at the Closing the Purchaser shall pay a specified portion of the Closing Payment directly to Bank One NA and to US Bank National Association.

2.2.6       The Parties shall make, or cause to be made, additional payments with respect to the Purchase Price in accordance with Section 2.3.2.  Sample calculations of Estimated Net Book Value and the Estimated Purchase Price, determined using the Company’s financial statements for the month ending May 29, 2004 are set forth in Schedule 2.2

2.3          Net Book Value.  For purposes of this Section 2.3, “Net Book Value” shall mean the book value of the Purchased Assets minus the book value of (i) accounts payable, (ii) accrued liabilities, and (iii) receivable financing liabilities (including the receivable financing liabilities relating to the Rayburn Musical Instruments receivable(s) financed through Textron Financial Corporation pursuant to that certain Manufacturer’s Indemnification Agreement dated November 8, 1989 (the “Rayburn Receivable”)) included in the Assumed Liabilities, all determined in accordance with generally accepted accounting principles and on a consolidated basis, including the Company and all of its Subsidiaries.  The Parties agree that shortfalls in collections of the Rayburn Receivable shall be resolved in accordance with the terms of Article VII.  Notwithstanding generally accepted accounting principals, the Parties agree that they shall not establish reserves for the Rayburn Receivable on the Draft Balance Sheet (as defined in Section 2.3.1) or in determining the Estimated Net Book Value.

2.3.1       Actual Net Book Value.  Within sixty (60) days after the Closing Date, the Purchaser will conduct a review (the “Closing Review”) of the Net Book Value of the Company as of the Closing Date determined immediately following completion of the Closing and will prepare and deliver to the Company a computation of the amount of the Net Book Value as of such date (the “Draft Balance Sheet”).  The Purchaser will make available to the Company all records and work papers used in preparing the Draft Balance Sheet.  If the Company agrees with the Purchaser’s computation of the Draft Balance Sheet, then such calculation shall be hereinafter considered as the “Actual Net Book Value.”  If the Company disagrees with the computation of the Net Book Value reflected on the Draft Balance Sheet, the Company may, within thirty (30) days after receipt of the Draft Balance Sheet, deliver a written notice (an “Objection Notice”) to the Purchaser setting forth the Company’s calculation of the amount of the Net Book Value as of the Closing Date.  Notwithstanding the foregoing, to the extent that 110% of the lower of the estimated Net Book Value asserted by the Purchaser or the Company (the “Lowest Estimated Value”) exceeds the sum of the Closing Payment and the Escrow Amount, the Purchaser promptly following determination thereof shall pay to the Company from the Holdback Amount an amount equal to (a) the Lowest Estimated Value minus (b) the sum of the Closing Payment and the Escrow Amount, while the parties determine the Actual Net Book Value in accordance with this Section.  To the extent that the greater of the estimated Net Book Value asserted by the Purchaser or the Company (the “Greatest Estimated Value”) is less than the sum of the Closing Payment, the Escrow Amount, and the Holdback Amount, the Company promptly following determination thereof shall pay to the Purchaser an amount equal to the sum of the Closing

Payment, the Escrow Amount, and the Holdback Amount, less the Greatest Estimated Value, while the parties determine the Actual Net Book Value in accordance with this Section; provided, however, that if the amount to be paid by the Company is less than the Holdback Amount, in lieu of a separate payment by the Company, the Purchaser shall reduce the Holdback Amount by such amount in fulfillment of the payment obligation of the Company; provided, further that, if the amount to be paid by the Company exceeds the Holdback Amount, the Purchaser shall retain the entire Holdback Amount, and the Company shall pay to the Company the amount by which its payment obligation exceeds the Holdback Amount. The Purchaser and the Company will use commercially reasonable efforts to resolve any disagreements as to the computation of the Net Book Value, but if they do not obtain a final resolution within thirty (30) days after the Purchaser has received the Objection Notice, the Purchaser and the Company will jointly retain a mutually acceptable independent public accounting firm with recognized regional or national standing (the “Firm”) to resolve any remaining disagreements.  The Purchaser and the Company will direct the Firm to render a determination within thirty (30) days of its retention and the Purchaser and the Company and their respective agents will cooperate with the Firm during its engagement.  The Firm will consider only those items and amounts in the Draft Balance Sheet set forth in the Objection Notice which the Purchaser and the Company are unable to resolve.  In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party.  The Firm shall make its determination based upon the terms of this Agreement, including the definition of Net Book Value.  The determination of the Firm as to the Actual Net Book Value will be conclusive and binding upon the Purchaser and the Company.  The Purchaser and the Company shall bear the costs and expenses of the Firm based on the percentage which the portion of the net contested amount not awarded to each Party bears to the amount actually contested by such Party.  If the Company does not agree with the Purchaser’s computation of the Draft Balance Sheet, the amount of the Net Book Value, as finally determined pursuant to this Section 2.3.1, is referred to herein as the “Actual Net Book Value.”

2.3.2       Purchase Price Adjustment. Within three (3) business days following the preparation or computation and final determination of the Actual Net Book Value pursuant to Section 2.3.1 hereof, and the determination of the Purchase Price based upon such final determination,

(i)            to the extent the amount of the Purchase Price is greater than an amount (the “Interim Paid Amount”) equal to (a) the Closing Payment plus (b) the Escrow Amount plus (c) the amount of the payment made to Leon Pascucci pursuant to Section 2.2.4 plus (d) the amount of any interim payment made to the Company pursuant to Section 2.3.1 minus (e) the amount of any interim payment made to the Purchaser pursuant to Section 2.3.1, the Purchaser shall promptly pay to the Company by wire transfer of immediately available funds to an account designated by the Company, the amount by which the Purchase Price is greater than the Interim Paid Amount, and

(ii)           to the extent the Interim Paid Amount is greater than the Purchase Price, the Company shall promptly pay to the Purchaser by wire transfer of immediately available funds to an account designated by the Purchaser, the amount by which the Interim Paid Amount is greater than the Purchase Price.

ARTICLE III

Pre-Closing; Closing Conditions; Pre-Closing Covenants; Execution

3.1          Pre-Closing.  From the date of this Agreement through the earlier of termination hereof or Closing, the Parties shall use their reasonable best efforts to (a) in the case of the Company except as provided in the next sentence, provide the information, materials and access reasonably requested by the Purchaser to allow the Purchaser to perform its due diligence reviews, investigations and tests of the Company and its Subsidiaries, including, without limitation, with respect to their businesses, operations, financial condition, legal and corporate matters, and Real Property, and (b) in the case of the Purchaser, to perform its due diligence review of the Company.  The Company shall also (y) provide to the Purchaser information, materials and access (including reasonable in person meetings) requested by the Purchaser with respect to the customers, offices, employees, suppliers, vendors, and other agents of the Company and its Subsidiaries and (z) provide such assistance and information as the Purchaser shall reasonably request to allow the Purchaser to negotiate and finalize any employment agreements with the employees of the Company and its Subsidiaries as contemplated by this Agreement.

3.2          Time and Place of the Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Freeborn & Peters LLP, 311 South Wacker Drive, Suite 3000, Chicago, Illinois, 60606, or by mail or facsimile transmission of the documents, certificates and instruments required to consummate the transactions contemplated hereby, on the second business day following the date of the satisfaction of the conditions contained in Sections 3.6 and 3.7, which date shall be on or before August 11, 2004, or which shall be such other date and place as the Parties shall mutually determine (the “Closing Date”).

3.3          Closing Transactions.  Subject to the conditions set forth in this Agreement, the Parties shall consummate the following transactions (the “Closing Transactions”) on the Closing Date:

(a)           the Company shall execute and deliver to the Purchaser a Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit A;

(b)           the Purchaser, or its designee, shall deliver the Closing Payment to the Company by wire transfer of immediately available funds to an account designated by the Company or, at the Company’s direction, to the Company’s banks;

(c)           Leon Pascucci and the Purchaser shall execute an Employment Agreement in the form of Exhibit B;

(d)           Leon Pascucci and the Purchaser shall execute a Non-competition Agreement in the form of Exhibit C;

(e)           the Company shall have assigned and transferred to the Purchaser all of the issued and outstanding equity interests in the Subsidiaries (as defined in Section 4.1.2);

(f)            the Company shall deliver to the Purchaser, or leave at the Premises (as defined in Section 4.7.2) at which they are located, all of the books, records, documents and other materials relating to the Purchased Assets, except for those books, records, documents and other materials that are Excluded Assets;

(g)           the Company shall have delivered to First American Title Company a deed to be recorded with recorder of deeds of the county(ies) in which each parcel of the Owned Real Property (as defined in Section 4.7.1) is located, together with such other documentation required to transfer to the Purchaser title to the Owned Real Property free and clear of all Liens other than Permitted Exceptions (as defined Section 4.7.1), including a quitclaim deed with respect to the real property, if any, referenced in Section 3.6(m); and

(h)           the Company, the Purchaser and the Escrow Agent shall execute and deliver an Escrow Agreement in form and substance reasonably acceptable to the Purchaser and the Company (the “Escrow Agreement”) and the Purchaser shall deposit the Escrow Amount into escrow pursuant to such Escrow Agreement.

3.4          The Company’s Closing Deliveries.  Subject to and conditioned upon the Closing, on or prior to the Closing Date, the Company shall have delivered to the Purchaser all of the following:

(a)           copies of all third party (including landlords) and governmental consents, approvals, filings, releases and terminations required in connection with the consummation of the transactions contemplated herein;

(b)           a certificate of the Secretary of State of the State of Wisconsin that the Company is in good standing in such State;

(c)           a legal opinion issued by counsel to the Company, dated as of the Closing Date, in a form reasonably acceptable to the Purchaser and its counsel;

(d)           such other documents or instruments as the Purchaser may reasonably request to effect the transactions contemplated hereby, including title to Vehicles;

(e)           certificate of the Company certifying that the conditions to the Closing set forth in Section 3.6(a) and (b) have been satisfied;

(f)            all of the documentation required to record the transfer of, and transfer to, the Purchaser title to the Owned Real Property and the Company’s right, title and interest in the Leased Real Property;

(g)           (a) an ALTA owner’s and/or leasehold owner’s policy of title insurance on forms of and issued by one or more title insurer’s reasonably satisfactory to Purchaser (“Title Insurer”) insuring the title of Purchaser to the Owned Real Property located in the United States listed in Schedule 4.7, in an amount equal to the value of such Owned Real Property as determined by the mutual agreement of the parties, subject only to Permitted Exceptions and such other exceptions as are reasonably satisfactory to Purchaser (the “Title Policies”), and the Company shall have paid to such title companies all expenses and premiums of such title companies in connection with the issuance of such policies, including any endorsements thereto and (b) Estoppel Certificates with respect to the real property leases listed in Schedule 4.7, if any;

(h)           such members of the boards of directors and such officers of the Subsidiaries as are designated in a written notice delivered at least five (5) business days prior to the Closing Date by Purchaser to the Company shall have tendered, effective at the Closing, their resignations as such directors and officers; and

(i)            stock certificates of the Subsidiaries with stock transfers in blank, or other assignment documents required to transfer the equity interest in the Subsidiaries to Purchaser.

3.5          The Purchaser’s Closing Deliveries.  Subject to and conditioned upon the Closing, on or prior to the Closing Date, the Purchaser shall have delivered to the Company, all of the following:

(a)           certificate of the Secretary of State of Delaware providing that the Purchaser is in good standing;

(b)           certificate of the Purchaser certifying that the conditions to the Closing set forth in Section 3.7(a) and (b) have been satisfied; and

(c)           such other documents or instruments as the Company may reasonably request to effect the transactions contemplated hereby.

3.6          Conditions to the Purchaser’s Obligations.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date or such other date as specifically provided below:

(a)           the representations and warranties set forth in Article IV shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

(b)           the Company shall have performed and complied with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;

(c)           Leon Pascucci shall have entered into an Employment Agreement with the Purchaser;

(d)           the Purchaser shall have completed its due diligence review of the Company and its Subsidiaries, including its review of the Company’s and such other entities’ operations (including those located outside of the State of Wisconsin), environmental issues and status, intellectual property issues, legal issues, license and permitting issues; management, method of accounting, competitive position, customer and supplier relationships and all other relevant aspects of the Company and the Business, and the results of such review are satisfactory to the Purchaser; provided, however, that if Purchaser shall not have provided notice that it is not satisfied with its due diligence review on or before the date that is seven days from the date hereof, then this condition shall be deemed to be waived;

(e)           the Transactions shall not be prohibited by any applicable law or governmental regulation, shall not subject the Purchaser to any penalty, liability or other materially adverse condition under or pursuant to any applicable law or governmental regulation, and shall be permitted by laws and regulations of the jurisdictions to which the Purchaser are subject;

(f)            the Company shall be in compliance with the requirements of all Permits (as defined in Section 4.10), the failure with which to comply would have a material adverse effect on the Company;

(g)           no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of the Purchaser to own the Purchased Assets, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects;

(h)           Bank One NA shall have provided a letter that the principal and interest outstanding under the Loan Agreement has been paid and shall have terminated its Liens in, and delivered to the Company proper termination statements (Form UCC-3) necessary to terminate the effectiveness of any Financing Statements filed with respect to, the assets of the Company and its Subsidiaries, including but not limited to the Purchased Assets;

(i)            US Bank National Association shall have provided a letter that the principal and interest outstanding under the Industrial Revenue Bond Obligations has been paid and shall have terminated its Liens in, and delivered to the Company proper termination statements (Form UCC-3) necessary to terminate the effectiveness of any Financing Statements filed with respect to, the assets of the Company and its Subsidiaries, including but not limited to the Purchased Assets;

(j)            the Company shall have filed a name change with the Wisconsin Secretary of State changing the Company’s corporate name to a name that does not include the word “Leblanc”;

(k)           the Purchaser shall have received all material permits, licenses, registrations and other governmental approvals required for Purchaser’s operation of the Business and occupation of the Premises (including without limitation all permits, licenses, registrations and other governmental approvals required under Environmental Laws), provided, that the Purchaser has used commercially reasonable efforts to file applications to obtain or, to the extent any of the Company’s material permits, licenses, registrations or other governmental authorizations are transferable to the Purchaser and included in the Purchased Assets, to file requests to transfer, reissue or modify, any such permits, licenses, registrations and approvals;

(l)            Title Insurer shall be irrevocably committed and unconditionally prepared to issue the Title Policies; and

(m)          the Company shall have caused G. Leblanc Building, Inc. to convey by quitclaim deed to the Company prior to the Closing all of its right, title and interest in, to and under any real property, if any, used in connection with the Business, free and clear of all liens and encumbrances created or permitted by G. Leblanc Building, Inc. so that such real property shall constitute Purchased Assets; and

(n)           the Company and the Purchaser shall have agreed upon the Remediation Plan and the Assumed Remediation Obligation Reserve.

Any condition specified in this Section 3.6 may be waived pre-Closing by the Purchaser; provided that no such waiver shall be effective against the Purchaser unless it is set forth in a written instrument executed by the Purchaser. In the event that the Purchaser elects to consummate the transactions contemplated by this Agreement even though certain of the conditions set forth in this Section 3.6 have not been all of the satisfied, upon the Closing, any conditions in Section 3.6 that have not otherwise been satisfied shall be identified in a writing to be signed by the Parties and considered waived by Purchaser.

3.7          Conditions to the Company’s Obligations.  The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a)           the representations and warranties set forth in Article V shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

(b)           the Purchaser shall have performed and complied with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;

(c)           the Transactions shall not be prohibited by any applicable law or governmental regulation, shall not subject the Company to any penalty, liability or other materially adverse condition under or pursuant to any applicable law or governmental regulation, and shall be permitted by laws and regulations of the jurisdictions to which the Company are subject; and

(d)           no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of the Company to retain the Purchase Price, including the Closing Payment, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects; and

(e)           the Company and the Purchaser shall have agreed upon the Remediation Plan and the Assumed Remediation Obligation Reserve.

Any condition specified in this Section 3.7 may be waived by the Company provided that no such waiver shall be effective against the Company unless it is set forth in a writing executed by the Company.  In the event that the Company elects to consummate the transactions contemplated by this Agreement even though certain of the conditions set forth in this Section 3.7 have not been all of the satisfied, upon the Closing, any conditions in Section 3.7 that have not otherwise been satisfied shall be identified in a writing to be signed by the Parties and considered waived by the Company.

3.8          Affirmative Covenants of the Company.  Prior to the Closing, unless the Purchaser otherwise agrees in writing and except as expressly contemplated by this Agreement, the Company shall and the Company shall cause its Subsidiaries to:

(a)           except as set forth in the schedules to this Agreement, conduct the Business and operations only in the ordinary course of business, consistent with past practice.  Without limiting the generality of the foregoing, the Company will:

(i)            use reasonable best efforts to (A) preserve intact the present business organization and reputation of the Business, (B) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the employees, customers and suppliers (C) maintain the Purchased Assets in customary repair, order and condition, ordinary wear and tear excepted, (D) maintain the good will of customers, suppliers, lenders and other Persons to whom the Company sells goods or provides services or with whom the Company otherwise has significant business relationships in connection with the Business and (E) continue all current sales, marketing and promotional activities relating to the Business;

(ii)           except to the extent required by applicable law, cause the books and records to be maintained in the usual, regular and ordinary manner, and not permit any material change in any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company that would adversely affect the Business, the Purchased Assets or the Assumed Liabilities;

(iii)          (A) use reasonable best efforts to maintain in full force and effect until the Closing substantially the same levels of coverage as the insurance listed in Schedule 4.15, (B) to the extent requested by Purchaser prior to the Closing Date, use all reasonable best efforts to cause such insurance coverage to continue to be provided at the expense of the Purchaser for at least 90 days after the Closing on substantially the same terms and conditions as provided on the date of this Agreement, and (C) cause any and all benefits under such insurance coverage paid or payable with respect to the Purchased Assets or the Business to be paid to the Company; and

(iv)          comply, in all material respects, with all laws and orders applicable to the Business and promptly following receipt thereof to give Purchaser copies of any notice received from any governmental or regulatory authority or other person alleging any violation of any such law or order.

(b)           as promptly as practicable and in any event no later than 45 days after the end of each fiscal quarter ending after the date hereof and before the Closing Date (other than the fourth quarter) or 90 days after the end of each fiscal year ending after the date hereof and before the Closing Date, as the case may be, deliver to Purchaser true and complete copies of the unaudited balance sheet, and the related unaudited statement of operations, of the Business, as of and for the fiscal year then ended or as of and for the fiscal quarter and the portion of the fiscal year then ended, as the case may be, together with the notes, if any, relating thereto, which financial statements shall be prepared on a basis consistent with the Financial Statements;

(c)           promptly (once it or either of them obtains knowledge thereof) inform the Purchaser in writing of any variances from the representations and warranties contained in Article IV or any breach of any covenant hereunder by the Company;

(d)           cooperate with the Purchaser and use reasonable best efforts to cause the conditions to the Purchaser’s obligation to consummate the transactions contemplated by this Agreement to be satisfied, including, without limitation, using reasonable efforts exercised in good faith to establish with the Purchaser the Remediation Plan and the Assumed Remediation Obligation Reserve by no later than August 4, 2004, and the execution and delivery of all agreements contemplated hereunder to be so executed and delivered (including, without limitation, the making and obtaining of all third party and governmental filings, authorizations, approvals, consents, releases and terminations);

(e)           on the business day immediately preceding the Closing Date, deliver irrevocable written instructions to JP Morgan Chase & Co. (as successor by merger to Bank One) (the “Bank”) to sweep all amounts, as of the end of the banking business day immediately preceding the Closing Date, from the lock box (or boxes) identified on Schedule 4.30 (collectively, the “Lock Box”) into a separate account for the benefit of the Company.  On the business day immediately preceding the Closing Date, the Company shall deliver irrevocable written instructions to the Bank to hold, from and after the end of the banking business day immediately preceding the Closing Date, any and all payments made into the Lock Box for the sole benefit of the Purchaser.  The Parties shall work with the Bank to obtain signature cards required by the

Bank to change or add to persons authorized to access the Lock Box with sufficient time for the Purchaser to complete and transmit same to the Bank prior to the Closing Date; and

(f)            deliver to the Purchaser the Inventory Schedule no later than five business days prior to the Closing Date.

3.9          Negative Covenants of the Company.  Prior to the Closing, except as set forth on Schedule 3.9, as the Purchaser otherwise agrees in writing or as expressly contemplated by this Agreement or except if such action is undertaken in the ordinary course of business, the Company shall not and the Company shall not permit any of its Subsidiaries to:

(a)           take any action that would require disclosure under Section 4.16;

(b)           make any loans, enter into any transaction with any officer, director, shareholders or Affiliate (as defined in Section 4.21) of the Company or make or grant any increase in any employee’s or officer’s compensation (other than in the ordinary course of business consistent with past practice) or any bonus or incentive compensation or make or grant any increase in benefits provided under any employee benefit plan, policy or program, incentive arrangement or other benefit covering any of the employees of the Company, or adopt, enter into or become bound by any benefit plan, employment-related contract or collective bargaining agreement with respect to the Business or any of the employees, or amend, modify or terminate (partially or completely) any such benefit plan, employment-related contract or collective bargaining agreement, except to the extent required by applicable law and, in the event compliance with legal requirements presents options, only to the extent that the option which the Company reasonably believes to be the least costly is chosen;

(c)           establish or, except in the ordinary course of business consistent with past practice, contribute to any pension, retirement, profit sharing or stock bonus plan or multiemployer plan covering the employees of the Company;

(d)           enter into any contract, agreement or transaction, other than in the ordinary course of business consistent with past practice with third parties who are not Affiliates of the Company;

(e)           make any non-cash distributions, including distributions to pay income taxes, declare, pay, make or otherwise effectuate any non-cash dividends, distributions, redemptions, equity repurchases or other transactions involving the Company’s capital stock or equity securities;

(f)            authorize, issue, sell or transfer any equity securities, any securities convertible, exchangeable or exercisable into shares of its capital stock or other equity securities, or warrants, options or other rights to acquire shares of its capital stock or other of its equity securities;

(g)           incur, guarantee, or become subject to any liabilities, except liabilities incurred in the ordinary course of business consistent with past practices pursuant to existing loan and receivables financing agreements;

(h)           other than in the ordinary course of business consistent with past practice, engage in any activity which would accelerate the collection of its accounts or notes receivable or delay the payment of its accounts payable or delay its capital expenditures;

(i)            acquire or dispose of any assets and properties used or held for use in the conduct of the Business, other than Inventory in the ordinary course of business consistent with past practice and other acquisitions or dispositions not exceeding in either case $25,000 in the aggregate, or creating or incurring any Lien, other than a Permitted Lien, on any Purchased Assets used or held for use in the conduct of the Business (for purposes hereof, “Permitted Lien” means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, or (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien);

(j)            enter into, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to any material Contract or any material License; provided, that following notice to the Purchaser, the Company may agree to modify or grant a waiver with respect to any such agreement where such modification or waiver is reasonably necessary to comply with the provisions of Section 3.8(a)(i);

(k)           violate, breach or default under in any material respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any Contract or any License;

(l)            incur, purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, or waive any right of the Company under, any liability of or owing to the Company in connection with the Business, other than in the ordinary course of business consistent with past practice;

(m)          engage in any transaction with respect to the Business with any officer, director or Affiliate of the Company, either outside the ordinary course of business consistent with past practice or other than on an arm’s-length basis;

(n)           make capital expenditures or commitments for additions to property, plant or equipment constituting capital assets on behalf of the Business in an aggregate amount exceeding $25,000; or

(o)           enter into any agreement to do or engage in any of the foregoing.

3.10        Covenants of Purchaser.  Prior to the Closing, the Purchaser shall:

(a)           promptly (once it obtains knowledge thereof) inform the Company in writing of any variances from the representations and warranties contained in Article V or any breach of any covenant hereunder by the Purchaser; and

(b)           cooperate with the Company and use its reasonable best efforts to cause the conditions to the Company’s obligation to consummate the transactions contemplated by this Agreement to be satisfied, including, without limitation, using reasonable efforts exercised in good faith to establish with the Company the Remediation Plan and the Assumed Remediation Obligation Reserve  by no later than August 4, 2004, and the execution and delivery of all agreements contemplated hereunder to be so executed and delivered (including, without limitation, the making and obtaining of all third party and governmental filings, authorizations, approvals, consents, releases and terminations).

ARTICLE IV

Representations and Warranties of the Company

To induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder, the Company makes the following representations and warranties, all of which representations and warranties shall survive the Closing as provided in Section 7.2.3.  For purposes of this Article IV, unless the context otherwise requires, the “Company” shall mean, collectively, the Company and all Subsidiaries of the Company, 100% of the equity of which is included, directly or indirectly, in the Purchased Assets, which term shall, for purposes of this Article IV, include all assets of such Subsidiaries. All references to the “Company’s knowledge” or to words of similar import will be deemed to be references to the actual knowledge of one or more of the officers or directors of Company.

4.1          Organization, Power and Authority; Subsidiaries.

4.1.1       The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has all requisite corporate power and authority to own or lease its properties, to carry on its business as it is now being conducted and to enter into this Agreement and all other agreements contemplated hereby and to perform its obligations hereunder and thereunder.  The Company is legally qualified to transact business as a foreign corporation in each of the jurisdictions in which its business or property is such as to require that it be thus qualified, and it is in good standing in each of the jurisdictions in which it is so qualified and each such jurisdiction is listed on Schedule 4.1.

4.1.2       Schedule 4.1 sets forth: (a) the name of each Subsidiary; (b) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (c) the jurisdiction of organization of each Subsidiary; (d) the names of the officers and directors of each Subsidiary; and (e) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.  For purposes of this Agreement, “Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing:  (i) more than fifty percent (50%) of the voting power of all outstanding stock or ownership interests of such entity or (ii) the right to receive more than fifty percent (50%) of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.  Except as identified on Schedule 4.1, the Company does not directly or indirectly own any capital stock of, or other equity interests in, any corporation, partnership, joint venture or other entity.

4.1.3       Each Subsidiary is a corporation, limited liability company or general partnership duly organized, validly existing and in corporate, limited liability company or general partnership good standing under the laws of the jurisdiction of its incorporation or organization.  Each Subsidiary is duly qualified to conduct business and is in corporate or limited liability company good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification.  Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Company has delivered to the Purchaser complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary, including board and shareholder minute books since January 1, 1999.  No Subsidiary is in default under or in violation of any provision of its charter, by-laws or other organizational documents.  All of the issued and outstanding shares of capital stock or ownership interests of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  All shares or ownership interests of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act of 1933 and state securities laws), claims, Liens, options, warrants, rights, contracts, calls, commitments, equities and demands.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock or ownership interests of any Subsidiary.  There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock or ownership interests of any Subsidiary.

4.2          Due Authorization; Binding Obligation; No Conflicts.  The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Company.  This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditor’s rights generally, general equitable principles and the discretion of courts in granting equitable remedies.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) contravene any provision of the Articles of Incorporation or by-laws of the Company; (b) violate or conflict with any federal, state or local law, statute, ordinance, rule, regulation or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against the Company, except for such violations or conflicts that, taken in the aggregate, could not reasonably be expected to have a material adverse effect upon the Company; or (c) conflict with, result in any breach of or default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any material mortgage, contract (except for the Loan Agreement and related security agreements, collateral assignments, which shall be repaid or terminated at the Closing, as appropriate), agreement, lease, license, indenture, will, trust or other instrument which is either binding upon or enforceable against the Company.

4.3          Records of the Company.  Copies of the articles of incorporation and by-laws of the Company have been provided to the Purchaser and such copies are true, accurate and substantially complete and reflect all amendments made through the Closing Date.  Copies of the minute books for the Company have been provided or made available to the Purchaser and such copies are true, accurate and substantially complete, no further entries have been made through the Closing Date, such minute books contain the true signatures of the persons purporting to have signed them, and such minute books contain an accurate record of all material corporate actions of the shareholders and directors (and any committees thereof) of the Company taken by written consent or at a meeting since the inception of the Company.  All corporate actions taken by the Company have been duly authorized or ratified.  All accounts, books, ledgers and official and other records of the Company have been fully, properly and accurately kept and substantially completed, and there are no material inaccuracies or discrepancies of any kind contained therein.  The stock ledgers of the Company, as previously made available to the Purchaser, contain accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of the Company.

4.4          Financial Statements.  The Company previously has furnished to the Purchaser the following financial statements (the “Financial Statements”) of the Company:

(a)           balance sheets as of December 31, 2001, December 31, 2002 and December 31, 2003, including the notes pertaining thereto, prepared and certified by the Company’s outside accountants;

(b)           balance sheet as of May 29, 2004 (the “Last Balance Sheet”);

(c)           statements of income for the years ended December 31, 2001, December 31, 2002 and December 31, 2003, including the notes pertaining thereto, prepared and certified by the Company’s outside accountants; and

(d)           statement of income for the five (5) months ended May 29, 2004.

The Financial Statements (including in all cases any notes thereto) are accurate and complete in all material respects, are consistent with the information contained in the books and records (which, in turn, are accurate and complete in all material respects), fairly present the financial condition and results of operations of the Company as of the times and for the periods referred to therein and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, subject in the case of interim financial statements, to the absence of footnote disclosure and normal year-end adjustments.

4.5          Liabilities.  Except as set forth on Schedule 4.5, the Company has no liabilities or obligations, either accrued, absolute, contingent or otherwise, except:  (a) liabilities set forth on the Last Balance Sheet and not heretofore paid or discharged; (b) obligations to the extent specifically set forth in or incorporated by express reference on Schedules 4.13 and 4.28 hereto; and (c) normal liabilities incurred in the ordinary course of business since the date of the Last Balance Sheet.

4.6          Tax Matters.  Except as set forth on Schedule 4.6:

4.6.1       All taxes, assessments, charges, duties, fees, levies or other governmental charges, including all U.S. and non-U.S. federal, state, local and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever, all estimated taxes, deficiency assessments, additions to tax, penalties and interest (collectively “Taxes”) required to be paid by  the Company on or before the date hereof have been timely paid, and any Taxes required to be paid by the Company after the date hereof and on or before the Closing Date shall be timely paid.

4.6.2       All returns and other reports required to be filed by the Company with respect to Taxes (all such returns and other reports, “Tax Returns”) on or before the Closing Date have been timely filed and were true, correct and complete in all material respects.  All Tax Returns required to be filed by or with respect to the Company after the date hereof and on or before the Closing Date shall be prepared and timely filed, in a manner consistent with prior years and applicable laws, rules and regulations and shall be true, correct and complete in all material respects.  Schedule 4.6 contains a complete list of all Tax Returns of the Company that have been filed or that the Company has been required to file for all taxable periods subsequent to December 31, 2000.

4.6.3       Schedule 4.6 sets forth the status of federal, state, county, local and foreign Tax audits of the Tax Returns of the Company for each fiscal year for which the statute of limitations has not expired, including amounts of any deficiencies and additions to Tax, interest and penalties indicated on any notices of proposed deficiency or statutory notices of deficiency, and other amounts of any payments made by the Company.  Any adjustments made on any Tax Return of the Company as a result of any Tax audit, amended Tax Return or otherwise have been timely and duly reported to each applicable state, county, local, United States federal and foreign taxing authority to the extent required by Law.

4.7          Real Estate.

4.7.1       Schedule 4.7 contains a description of (i) each parcel of real property owned by the Company (the “Owned Real Property”) (showing the record title holder, legal description, permanent index number, location, improvements, the uses being made thereof and any indebtedness secured by a mortgage or other Lien thereon) and (ii) each option held by the Company to acquire any real property.  To the best of the Company’s knowledge, all public utilities, including water, sewer, gas, electric, telephone and drainage facilities, give adequate service to the Owned Real Property for its current uses and uses currently intended by the Company, and the Owned Real Property has unlimited access to and from publicly dedicated streets, the responsibility for maintenance of which has been accepted by the appropriate governmental body.  Except for Permitted Exceptions (as defined below) and except as disclosed in Schedule 4.7, the Company has good, marketable and insurable fee title to all of the Owned Real Property, free and clear of all leases, covenants, conditions, restrictions, reservations, reversions, licenses, easements, mortgages and other Liens, claims, charges, options, rights of purchase and other encumbrances, which do not impair the current use, occupancy, value, or marketability of title with respect to the Owned Real Property.  Except as disclosed in Schedule 4.7, the Company is not a party to any contract or option to purchase, sell, assign or otherwise acquire or dispose of, or to grant or create any Lien on or affecting any real property, including the Owned Real Property and Leased Property, and since the date of the Last Balance Sheet, the Company has not purchased, sold, assigned or otherwise acquired or disposed of any real property.  All parcels of land described in Schedule 4.7 which purport to be contiguous to other parcels described therein are contiguous and not separated by strips or gores. Complete and correct copies of any surveys and appraisals in the Company’s possession or under its control or any policies of title insurance currently in force and in the possession or under the control of the Company with respect to each parcel of Owned Real Property have heretofore been delivered by the Company to the Purchaser.  As used herein, “Permitted Exceptions” means the: (i) general real estate taxes and Special Assessments which are not yet due or payable; (ii) exception numbers 1, 3, 5 as disclosed in First American Title Policy Number NCS-607043-MAD (Elkhorn Property); (iii) exception numbers 1, 3, 4, 5, 6, 7, 8, 9, 10,  as disclosed in First American Title Policy Number NCS-607043-MAD (Kenosha Property); and (iv) covenants, conditions, easements and restrictions of record.

4.7.2        Schedule 4.7 sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, annual rental, expiration date, renewal and purchase options, if any, the improvements thereon, the uses being made thereof, and the location of the real property covered by such lease or other agreement) under which:  (a) the Company is lessee of, or holds or operates, any real property owned by any third Person (the “Leased Real Property,” the Owned Real Property and the Leased Real Property, collectively, the “Premises”) or (b) the Company is lessor of any of the Owned Real Property (the “Leblanc Leased Property”, and together with the Leased Real Property, the “Leased Property”).  Except as set forth in Schedule 4.7, the Company has the right to quiet enjoyment of all the Leased Real Property for the full term of the lease or similar agreement (and any renewal option related thereto) relating thereto and the leasehold or other interest of the Company in the Leased Real Property is not subject or subordinate to any Lien.  Each of the leases with respect to Leased Property is in full force and effect, and has not, except as specifically stated in Schedule 4.7, been modified, amended or changed in any manner whatsoever and each such lease constitutes the entire agreement between the parties.  The current monthly rent under each lease of Leased Property has been provided to the Purchaser.  The Company is not in default under any of the terms, covenants or conditions of any of the leases of Leased Property, and no event has occurred which with the passage of time or the giving of notice, or both, would constitute a default by the Company under any of such leases.  To the Company’s knowledge, no landlord under any of the leases of Leased Real Property is in default under its respective lease, and no event has occurred which with the passage of time or the giving of notice, or both, would constitute a default by any such landlord under any of such leases.  All the material covenants to be performed by the Company and the landlord under each such lease have been performed in all material respects.  Neither the Company nor, to the Company’s knowledge, any landlord under any of the leases of Leased Property, has commenced any action or has given or received any notice for the purpose of terminating any such lease.  Complete and correct copies of any title opinions, surveys and appraisals in the Company’s possession or any policies of title insurance currently in force and in the possession of the Company with respect to each parcel of Leased Property have heretofore been delivered by the Company to the Purchaser and are set forth on Schedule 4.7.

4.7.3        The improvements owned by the Company or as to which it has a leasehold interest and the operations of the Company do not encroach on the property of others, and all such improvements are structurally sound, are in good working order and repair and are free from material defects, and such improvements are sufficient for the continued operation of the Business in substantially the same manner as currently conducted after the consummation of the transactions contemplated herein.  All such improvements, occupancy and use of such improvements, occupancy and use of the real property listed in Schedule 4.7, and all such operations conform in all material respects with all applicable zoning, building, fire and safety Laws, and the Company has not received notice of noncompliance with any such Laws.  To the best of the Company’s knowledge, all permits, licenses and other governmental approvals, including but not limited to certificates of occupancy, required for the current use and occupancy of such improvements and the Owned Real Property have been obtained and are valid and in effect.  There are no encroachments onto the Owned Real Property of any improvements on any adjoining property and the improvements on the Owned Real Property are not in violation of applicable setback requirements, zoning laws, and ordinances (including being classified as a “permitted non-conforming use” or “permitted non-conforming structure”), and the Owned Real Property is not located within any flood plain or subject to any similar type of restrictions for which any permit, license or additional insurance may be necessary for the use and operation thereof.

4.7.4        Each parcel of the Owned Real Property is assessed separately from all other adjacent property for purposes of real estate taxes.  There are no parties (other than the Company) in possession of any parcel of Owned Real Property, other than the tenants under any leases or subleases as listed on Schedule 4.7, who are in possession of space to which they are entitled.

4.7.5        To the Company’s knowledge:

(a)           there are no pending special assessments, condemnation proceedings, lawsuits, or administrative actions relating to the Owned Real Property or Leased Property, or any proposed federal, state or local statute, ordinance, order, requirement, law or regulation (including, but not limited to, zoning changes) or other matters which may adversely affect the current or planned use of such real property.

(b)           there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of the Owned Real Property or Leased Property or that would adversely affect the current or planned use of such real property.

(c)           there is no plan, study or report by any governmental authority or any non-governmental person or agency which if implemented may adversely affect the current or planned use of the Owned Real Property or Leased Property.

4.7.6        No real property owned or controlled directly or indirectly by the Company or any of the directors or officers of the Company adjoins, abuts or is adjacent to any of the Owned Real Property or Leased Property.

4.7.7        Except as set forth in Schedule 4.7, the Company does not have any oral or written agreement with any real estate broker, agent or finder with respect to the Owned Real Property or Leased Property.

4.7.8       Neither the whole nor any part of the Owned Real Property or the Leased Property is subject to any pending suit for condemnation or other taking by any governmental body, and, to the Company’s knowledge, no such condemnation or other taking is threatened or contemplated.

4.7.9       Except as set forth in Schedule 4.7, there are no claims, causes of action or other litigation or proceedings pending or, to the Company’s knowledge, threatened in respect to the ownership or operation of the Owned Real Property or the Leased Property or any part thereof (including disputes with tenants, mortgagees, governmental authorities, utilities, contractors, adjoining land owners and suppliers of goods or services).

4.7.10     The leases relating to the Leased Property delivered to the Purchaser by Company are true, correct and complete copies thereof.  To the Company’s knowledge, neither the landlord nor the tenant is in default under any such lease.

4.8          Good Title to Assets. Except as set forth in Schedule 4.8, as of the Closing, the Company will have good and marketable title to all of its assets, free and clear of any Liens, including all of the Purchased Assets.  The Company’s fixed assets currently in use or necessary for normal sales levels, are in good operating condition, normal wear and tear excepted.

4.9          Accounts Receivables.  Except as set forth in Schedule 4.9, all of the Company’s accounts receivable (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are valid and legally binding obligations of the respective debtors, enforceable in accordance with their terms, (iii) are not subject to any valid set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (v)

are, to the knowledge of the Company, collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the Last Balance Sheet; provided, however, that the Company does not warrant that the accounts receivables shall be collected; and (vi) are not the subject of any actions or proceedings brought by or on behalf of the Company.  The Company has delivered to the Purchaser a  complete and accurate list of all accounts receivable of the Company as of July 8, 2004.

4.10        Licenses and Permits.  The Company possesses all licenses and required governmental or official approvals, permits or authorizations (collectively, the “Permits”) necessary for the business and operations of the Company.  Until immediately prior to the Closing, all such Permits are valid and in full force and effect, the Company is in compliance with their requirements, and no proceeding is pending or threatened to revoke or amend any of them.  Schedule 4.10 contains a complete list of all such Permits.

4.11        Intellectual Property Rights.

4.11.1     Schedule 4.11 contains a complete and accurate list of all of the intellectual property rights owned or used by the Company that are either material to the Business or are registered, including all trademarks, service marks, trade names, patents, patent applications, licenses thereof, trade secrets, technology, know-how, formulae, computer software, trade dress, copyrights, other licenses, agreements and permits, and other similar intangible property and rights relating to the Business, except for off-the-shelf software and licenses implied in the sale of such software (the “Company Intellectual Property”).

4.11.2     All licenses and agreements listed on Schedule 4.11 are, except as set forth thereon, evidenced by written agreements that have not been materially breached, terminated or canceled by the Company or the other party to such licenses and agreements and (a) the Company does not have any knowledge of any anticipated breach, termination or cancellation by any other party to such licenses and agreements, (b) the Company has performed all the material obligations required to be performed by it as of the date hereof in connection with such licenses and agreements and is not in material default under or in material breach of any such licenses and agreements, and no event has occurred which with the passage of time or the giving of notice or both would result in a material default or material breach thereunder, and (c) each such license and agreement is legal, valid, binding, enforceable and in full force and effect.

4.11.3     Except as set forth on Schedule 4.11, (a) the Company owns all right, title and interest in and to all of the Company Intellectual Property; (b) the Company has not received a notice of any claim by any third party asserting the invalidity, misuse, or enforceability of the Company Intellectual Property, and, to the Company’s knowledge, there are no grounds for the same; (c) the Company has not received a notice of conflict with the asserted rights of others since the inception of the Company; and (d) the conduct of the Business has not infringed any intellectual property rights of others.

4.12        Relationships with Customers and Suppliers.  Schedule 4.12 lists the ten (10) largest customers of the Business, on the basis of revenues for goods sold or services provided for the most recently-completed fiscal year.  Schedule 4.12 lists the ten (10) largest suppliers of the Business, on the basis of cost of goods or services purchased for the most recently-completed fiscal year.  Except as disclosed in Schedule 4.12, to the knowledge of the Company, no such customer or supplier is threatened with bankruptcy or insolvency.  The Company has not received any written or oral communication prior to the date of this Agreement that:

(a)           any current customer of the Company which accounted for over one percent (1%) of the total consolidated revenue of the Company for the twelve (12) months ended December 31, 2003 will terminate its business relationship with the Company; or

(b)           any current supplier to the Company of items important to the conduct of the Business, which items cannot be replaced by the Company at comparable cost to the Company and the loss of which would have a material adverse effect on the business or operations of the Company, will terminate its business relationship with the Company.

4.13        Contracts and Agreements with Respect to the Company.  Schedule 4.13 sets forth a complete and accurate list of the following contracts and agreements to which the Company is a party:

(a)           any collective bargaining agreement or other contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal;

(b)           any express contract for the employment of any officer, individual employee or other Person (as defined in Section 4.21) on a full-time or consulting or independent sales representative basis and any severance agreements, plans or programs, or any other agreements, written or oral, providing for payments or benefits upon termination of employment or any consulting or independent sale representative arrangement;

(c)           any agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of its assets, including the Purchased Assets, including, without limitation, the documents related to any equipment financing;

(d)           any contract (excluding accounts receivable from customers in the ordinary course of business) under which the Company has advanced or loaned any other Person amounts in the aggregate exceeding $25,000; and which are not reflected on the Last Balance Sheet;

(e)           any agreement with respect to the lending or investing of funds;

(f)            any license or royalty agreement (excluding licenses or agreements pertaining to “off-the-shelf” software);

(g)           any guaranty of any obligation, other than endorsements made for collection;

(h)           any outstanding powers of attorney executed on behalf of the Company;

(i)            any lease or agreement under which it is lessee or permitted to hold or operate any property, real or personal, or is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

(j)            any contract or group of related contracts with the same party or related party continuing over a period of more than six (6) months from the date or dates thereof, not terminable by it on thirty (30) days or less notice without penalties and which involve more than $25,000;

(k)           any confidentiality agreement or similar arrangement, other than those which were entered into with potential third party purchaser of the Company or the Company’s assets, including the Purchased Assets;

(l)            any non-compete or similar contract which prohibits it from freely engaging in business anywhere in the world; or

(m)          any other agreement material to it whether or not entered into in the ordinary course of business, except for this Agreement or the agreements contemplated hereby.

Except as disclosed on Schedule 4.13, (i) no contract or commitment required to be disclosed on Schedule 4.13 has been terminated, canceled or materially breached by the other party and the Company does not have any knowledge of any anticipated termination, cancellation or breach by any other party to any contract set forth on Schedule 4.13, and (ii) the Company has performed all the obligations required to be performed by it as of the date hereof in connection with the contracts or commitments required to be disclosed on Schedule 4.13 and is not in default under or in material breach of any contract or commitment required to be disclosed on Schedule 4.13, and no event has occurred which with the passage of time or the giving of notice or both would result in a material default or breach thereunder, and (iii) each agreement is legal, valid, binding, enforceable and in full force and effect.

4.13.1     The Company has no agreements, contracts or commitments with any independent sales representatives pertaining to the Business of the Company.

4.14        Litigation.  Except as set forth on Schedule 4.14, there are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the knowledge of the Company threatened against the Company, or any of its assets, including the Purchased Assets, or which question the validity or enforceability of this Agreement or any action contemplated herein.  There are no outstanding unsatisfied orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which the Company is or was a party or which apply to any of the Company’s assets, including the Purchased Assets. Schedule 4.14 sets forth a complete list of all actions, suits, claims, governmental investigations and arbitration proceedings involving the Company or any of its assets occurring in the five (5) years prior to the Closing.

4.15        Insurance. Schedule 4.15 lists and briefly describes each insurance policy maintained by the Company which is included in the Purchased Assets with respect to its properties, assets, including Purchased Assets, and business.  The Company has delivered a claims history for the five (5) years prior to the Closing.  All premiums and other payments which have become due under the policies of insurance listed on Schedule 4.15 have been paid in full, all of such policies are now in full force and effect and the Company has not received notice from any insurer, agent or broker of the cancellation of, or any increase in premium with respect to, any of such policies or bonds.  Except as set forth on Schedule 4.15, the Company has no self-insurance or co-insurance programs, and the reserves set forth on the Last Balance Sheet are adequate to cover all anticipated liabilities with respect to any such self-insurance or coinsurance programs.  Except as set forth on Schedule 4.15, the Company has not received any notification from any insurer, agent or broker denying or disputing any claim made by the Company or denying or disputing any coverage for any such claim or the amount of any claim.  Except as set forth on Schedule 4.15, the Company has no claim against any of its insurers under any of such policies pending or anticipated and there has been no occurrence of any kind which would give rise to any such claim.

4.16        Absence of Certain Developments.  Except as set forth on Schedule 4.16 and except as expressly contemplated by this Agreement, since the date of the Last Balance Sheet, the Company has not:

(a)           suffered any material adverse change in the Business, assets, including the Purchased Assets, liabilities, properties or prospects of Company or in the financial condition or results of operations of the Company, other than changes occurring in the ordinary course of business consistent with past practice, or suffered any theft, damage, destruction or casualty to any assets, including the Purchased Assets, whether or not covered by insurance or suffered any substantial destruction of its books and records;

(b)           redeemed or repurchased, directly or indirectly, any shares of capital stock or other equity security or declared, set aside or paid any dividends (except to the extent that distributions from S Corporations are considered as “dividends”) or made any other distributions (whether in cash or in kind) with respect to any shares of its capital stock or other equity security;

(c)           authorized, issued, sold or transferred any equity securities, any securities convertible, exchangeable or exercisable into shares of its capital stock or other equity securities, or warrants, options or other rights to acquire shares of its capital stock or other of its equity securities;

(d)           incurred or become subject to any liabilities, except liabilities incurred in the ordinary course of business consistent with past practice;

(e)           subjected any portion of its properties or assets, including the Purchased Assets, to any Lien which will not be discharged as of the Closing;

(f)            sold, leased, assigned or transferred (including, without limitation, transfers to the Shareholders, officers and directors of the Company) any of its tangible assets, including the Purchased Assets, except for sales of inventory in the ordinary course of business consistent with past practice or in connection with replacement of equipment or as otherwise contemplated by this Agreement, or canceled without fair consideration any debts or claims owing to or held by it;

(g)           sold, assigned, licensed or transferred (including, without limitation, transfers to the Shareholders, officers and directors of the Company) any proprietary rights owned by, issued to or licensed to it or disclosed any confidential information (other than pursuant to agreements requiring the recipient of such confidential information to maintain the confidentiality of and preserving all its rights in such confidential information);

(h)           suffered any extraordinary losses or waived any rights of material value;

(i)            entered into, amended or terminated any lease, contract, agreement or commitment, or taken any other action or entered into any other transaction other than in the ordinary course of business consistent with past practice;

(j)            entered into any other material transaction, or materially changed any business practice;

(k)           made or granted any bonus or any increase in any wage, salary, fee, commission or other compensation or remuneration arrangement to any director, officer, employee or sales representative, group of employees or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, except as contemplated by this Agreement or required pursuant to the terms of any existing Contract;

(l)            made any other change in employment terms for any of its directors, officers, and employees;

(m)          conducted its cash management customs and practices other than in the ordinary course of business consistent with past practice (including, without limitation, with respect to collection of accounts receivable, purchases of inventory and supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures and operation of cash management practices generally);

(n)           made, paid or incurred any capital expenditures or commitments for capital expenditures that aggregate in excess of $25,000;

(o)           made, paid or incurred any loans or advances to, or guarantees for the benefit of, any Person;

(p)           made, paid or incurred charitable contributions, pledges, association fees or dues in excess of $25,000 in the aggregate;

(q)           entered into, terminated, or received notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any contract, agreement or transaction involving a total remaining commitment by or to the Company of at least $25,000, other than those transactions in the ordinary course of business consistent with past practice;

(r)            amended its articles of incorporation or by-laws (or comparable governing instrument(s)); or

(s)           committed, either orally or in writing, to do any of the foregoing.

4.17        Compliance with Laws.

4.17.1     The Company is in compliance with all laws, rules, regulations and orders applicable to it the failure with which to comply could reasonably be expected individually or in the aggregate to have a material adverse effect on the Company or the Business.  Except as set forth in Schedule 4.17, since January 1, 1999, the Company has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws and no proceeding with respect to any such violation is pending.

4.17.2     The Company has not made or incurred any payment of funds in connection with the Business of the Company prohibited by law, and no funds have been set aside to be used in connection with the Business of the Company for any payment prohibited by law.

4.17.3     The Company is and at all times has been in full compliance with the terms and provisions of the Immigration Reform and Control Act of 1986 (the “Immigration Act”).  With respect to each Employee (as defined in 8 C.F.R. 274a.1(f)) of the Company for whom compliance with the Immigration Act by the Company as Employer is required, the Company will deliver prior to the Closing to the Purchaser a complete and accurate copy of (a) each Employee’s Form I-9 (Employment Eligibility Verification Form) and (b) all other records, documents or other papers prepared, procured and/or retained by the Company pursuant to the Immigration Act.  The Company has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, or any other notice of finding of a violation of the Immigration Act, nor has any action or administrative proceeding been initiated or threatened against the Company by reason of any actual or alleged failure to comply with the Immigration Act.

4.18        Environmental Matters.  Except as set forth in Schedule 4.18:  (a)  the operations, processes, practices, equipment and activities of the Company comply and have complied in all material respects with applicable Environmental Laws; (b) the Company has timely obtained and is in material compliance with all permits, licenses, registrations and other governmental approvals and authorizations required for its operations and the occupation of the Premises under Environmental Laws (a list of all such permits, licenses, registrations and other governmental approvals and authorizations is disclosed on Schedule 4.18) and has timely filed all reports and other documents required by applicable Environmental Laws; (c) the Company has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities, including any investigatory, remedial or corrective obligations, relating to the Business or the Purchased Assets and arising under Environmental Laws; (d) the Company has not caused any Release, threatened Release or disposal of any Hazardous Material at the Premises or at any other location; (e) the Company has not expressly or by operation of law assumed or undertaken any liability, including, without limitation, any obligation for corrective or response action, of any person relating to Environmental Laws; (f) the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any Hazardous Material, or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Material) so as to give rise to any liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or any other Environmental Laws; (g) no Lien relating to any Environmental Law or Hazardous Materials has attached to the Premises or any asset of the Company, including the Purchased Assets; and (h) none of the following exists at the Premises: (1) underground storage tanks; (2) asbestos-containing material in any form or condition; (3) materials or equipment containing polychlorinated biphenyls; or (4) landfills, surface impoundments, or disposal areas.

4.18.1     For purposes of this Agreement, the following terms shall have the following meanings:

(a)           “Environmental Law(s)” shall mean all applicable foreign, federal, state, regional, county or local, statutes, laws, regulations, ordinances, codes, rules, judgments, orders, decrees, permits, concessions, grants, agreements, licenses or other requirements or restrictions of law, including all common law, pertaining to protection of the indoor or outdoor environment, health, safety of persons, management or use of natural resources, protection or use of surface water and groundwater, conservation, wildlife, waste management, hazardous substances, materials or wastes or pollution (including, without limitation, regulation of releases and disposal to air, land, water and groundwater), each as amended and in effect on or prior to the Closing, and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1986 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., Clean Air Act of 1966, as amended, 42 U.S.C. §§ 7401 et seq., Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., Hazardous Materials Transportation Act 49 U.S.C. App. §§ 1801 et seq., Occupational Safety and Health Act of 1970, as amended 29 U.S.C. §§ 651 et seq., Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., National Environmental Policy Act of 1969, 42 U.S.C. §§ 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§ 300(f) et seq., any similar or implementing state law, and all successor statutes, amendments, rules, orders, directives and regulations promulgated thereunder.

(b)           “Hazardous Material” shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant, condition, object or material which is or may be hazardous to human health or safety or the environmental due to its ignitability, corrosivity, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness, radioactivity or other harmful or potentially harmful properties or effects, including, without limitation, all of those substances, chemicals, compounds, products, solids, gases, liquids, wastes, byproducts, pollutants, contaminants, conditions, objects and materials and combination thereof which are now or hereafter listed or defined as hazardous or toxic, or are regulated or with respect to which liability of standards of conduct are imposed under any Environmental Laws and includes, without limitation, asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof).

(c)           “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Material into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks, and other receptacles containing or previously containing any Hazardous Material.

4.18.2   The Company has made available to Purchaser all environmental audits, reports and other material environmental documents relating to its or its affiliates or predecessors past or current properties, facilities or operations which are in its possession or under its reasonable control.

4.18.3  This Section 4.18 contains the sole representations and warranties of the Company with respect to environmental, health and safety matters, including, without limitation, all matters arising under Environmental Laws or in any way related to Hazardous Materials, other than those representations and warranties of the Company which are set forth in Section 4.4.

4.19        Labor Relations.  Except as set forth on Schedule 4.19, the Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no effort by any labor union during the twenty-four (24) months prior to the date hereof to organize any employees of the Company into one or more collective bargaining units.  There is not pending or, to the knowledge of the Company, threatened any labor dispute, strike or work stoppage which affects or which may affect the Business of the Company or which may interfere with its continued operation.  Neither the Company nor any agent, representative or employee of the Company has within the last twenty-four (24) months been charged with any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is not now pending or, to the knowledge of the Company, threatened any charge or complaint against the Company by or with the National Labor Relations Board or any representative thereof.  There has been no strike, walkout or work stoppage involving any of the employees of the Company during the twenty-four (24) months prior to the date hereof.  The Company is not aware that any executive or key employee or group of employees has any plans to terminate his, her or their employment with the Company.

4.20        Employee Benefits.

4.20.1     Except as set forth on Schedule 4.20, with respect to current or former employees of the Company, the Company does not maintain or contribute to or have any actual or potential liability with respect to any (a) deferred compensation or bonus or retirement plans or arrangements, (b) qualified or nonqualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended  (“ERISA”)), or (c) employee welfare benefit plans, (as defined in Section 3(1) of ERISA), stock option or stock purchase plans, or material fringe benefit plans or programs whether in writing or oral.  The Company has never contributed to any multiemployer pension plan (as defined in Section 3(37) of ERISA), and the Company never maintained or contributed to any defined benefit plan (as defined in Section 3(35) of ERISA).  The plans, arrangements, programs and agreements referred to the preceding two sentences are referred to collectively as the “Plans,” each of which is listed on Schedule 4.20.  Except as set forth on Schedule 4.20, the Company does not maintain or contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code (as defined in Section 4.20(b)) (“COBRA”).

4.20.2     The Plans (and related trusts and insurance contracts) set forth on Schedule 4.20 comply in all material respects in form and in operation with the requirements of applicable laws and regulations, including ERISA and the Internal Revenue Code (the “Code”) and the nondiscrimination rules thereof.  All contributions, premiums or payments which are due on or before the Closing Date under each Plan have been paid.  Each Plan which is intended to be qualified under section 401(a) of the Code (a) has been amended on a timely basis in compliance with the Code and (b) has received from the Internal Revenue Service a favorable determination letter which considers the terms of such Plan as amended.

4.20.3     All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) with respect to the Plans set forth on Schedule 4.20 have been properly and timely filed with the appropriate government agency and distributed to participants as required.  The Company has complied in all material respects with the requirements of COBRA.

4.20.4     With respect to each Plan set forth on Schedule 4.20, (a) there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code that are not exempt under a statutory or regulatory exemption, (b) no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Plans, and (c) no actions, investigations, suits or claims with respect to the assets thereof (other than routine claims for benefits) are pending or threatened, and the Company does not have any knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such actions, suits or claims.

4.20.5     With respect to each of the Plans listed on Schedule 4.20, the Company has furnished to the Purchaser true and complete copies of (a) the plan documents, summary plan descriptions and summaries of material modifications, (b) the Form 5500 Annual Report (including all schedules and other attachments for the most recent three years), (c) all related trust agreements, insurance contracts or other funding agreements which implement such plans and (d) all contracts relating to each such plan, including, without limitation, service provider agreements, insurance contracts, investment management agreements and record keeping agreements.

4.20.6     The Company has not incurred (except as may have been fully satisfied) and has no reason to expect that it will incur, any liability to the Pension Benefit Guaranty Corporation (other than routine premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that the Company or any member of its “controlled group” (within the meaning of Code Section 414) maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute.

4.21        Affiliate Transactions.  Except as set forth on Schedule 4.21, no Subsidiary is a party to any agreement, contract or commitment with the Company or any Affiliate of the Company (which shall, for purposes of this sentence only, refer solely to G. Leblanc Corporation) and no officer, director, employee or shareholder of the Company or Affiliate of any such Person is a party to any agreement, contract, commitment or transaction with the Company or which is pertaining to the Business of the Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Business of the Company (excluding items of personal property that are personal in nature).  “Affiliate” means, with respect to any particular Person, any Person controlling, controlled by or under common control with such Person.  “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity.

4.22        Officers and Directors; Employees; Sales Representatives.

4.22.1     Schedule 4.22 lists all officers and directors of the Company.

4.22.2     The Company has delivered on or prior to the date hereof complete and accurate lists of the following information with respect to each employee or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since December 31, 2003; status as exempt or non-exempt, vacation accrued; sick days accrued; and service credited for purposes of vesting and eligibility to participate under the Company’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Plan, or any other employee benefit plan.  The Company has not received any information that would lead it to believe that a material number of employees will or may cease to be employees, or will refuse offers of employment from Purchaser because of the consummation of the transactions contemplated by this Agreement.

4.22.3     The Company has delivered on or prior to the date hereof complete and accurate lists of the following information with respect to each sales representative of the Company; name; sale territory; current rate of remuneration payable and any change in remuneration since December 31, 2003, and the length of time in which the sales representative has been providing services to or on behalf of the Company.  The Company has not received any information that would lead it to believe that a material number of sales representatives will or may cease to provide sales services to or on behalf of the Company, or will decline the opportunity to provide such services to or on behalf of the Purchaser because of the consummation of the transactions contemplated by this Agreement.

4.22.4     Except as listed on Schedule 4.22, no employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (a) the performance of his or her duties as an employee or director of the Company, or (b) the ability of the Company to conduct its Business.

4.22.5     No retired employee or director of the Company or any Subsidiary, or any of their dependents, receives benefits or is scheduled to receive benefits in the future.

4.23        Full Disclosure. The Company shall not be deemed to have made to the Purchaser any representation or warranty other than those expressly set forth in this Agreement and any schedules attached hereto. In particular, the Company makes no representation or warranty with respect to (a) any projections, estimates or budgets heretofore delivered and made available to the Purchaser concerning future revenues, expenses, expenditures or results of operations; or (b) any other information or documents made available to the Purchaser or its representatives with respect to the Company.

4.24        Closing Date.  All of the representations and warranties contained in this Article IV and elsewhere in this Agreement and all information delivered in any schedule, attachment or Exhibit hereto or in any writing delivered to the Purchaser are true and correct on the date of this Agreement and shall be true and correct on the Closing Date.

4.25        Governmental Authorization; Consents.  The execution, delivery and performance by the Company of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority.  Except as set forth on Schedule 4.25, no consent, approval, waiver or other action by any private party under any contract, agreement, indenture, lease, instrument or other document to which the Company or any Shareholder is a party or by which the Company is bound is required for the execution, delivery and performance of this Agreement by the Company or any Shareholder or the consummation of the transactions contemplated hereby.

4.26        Inventory.  All the Inventory consists of a quality usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary allowances in the industry for spoilage, damage and outdated items.  All items included in the Inventory are the property of the Company, free and clear of any Lien other than Permitted Liens and liens in favor of Bank One NA and to US Bank National Association (the “Secured Lenders”) which shall be terminated as of the Closing, have not been pledged as collateral, are not held by the Company on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by governmental or regulatory authorities.

4.27        Vehicles.  Schedule 4.27 contains a true and complete list of all motor vehicles owned or leased by the Company and used or held for use in the conduct of the Business.  Except as disclosed in Schedule 4.27, the Company has good and valid title to, or has valid leasehold interests in or valid rights under Contract to use, each Vehicle, free and clear of all Liens other than Permitted Liens and liens in favor of the Secured Lenders which shall be terminated as of the Closing.

4.28        No Guarantees. Except as set forth on Schedule 4.28, none of the Liabilities of the Business or of the Company incurred in connection with the conduct of the Business is guaranteed by or subject to a similar contingent obligation of any other Person, nor has the Company guaranteed or become subject to a similar contingent obligation in respect of the Liabilities of any customer, supplier or other Person to whom the Company sells goods or provides services in the conduct of the Business or with whom the Company otherwise has significant business relationships in the conduct of the Business.

4.29        Entire Business.  The sale of the Purchased Assets by the Company to Purchaser pursuant to this Agreement will effectively convey to Purchaser the entire Business and all of the tangible and intangible property used by the Company (whether owned, leased or held under license by the Company, by any of the Company’s Affiliates or by others) in connection with the conduct of the Business as heretofore conducted by the Company (except for the Excluded Assets and subject to obtaining requisite consents under any Contracts) including, without limitation, all tangible assets and properties of the Company reflected in the balance sheet included in the Financial Statements and assets and properties acquired since the date of the Last Balance Sheet in the conduct of the Business, other than the Excluded Assets and assets and properties disposed of in the ordinary course of business since such date.  Except as disclosed in Schedule 4.29, there are no shared facilities or services which are used in connection with the Business or other operations of the Company or any of the Company’s Affiliates other than the Business.

4.30        Bank Accounts.  Schedule 4.30 identifies all of the bank accounts, safety deposit boxes and lock boxes of the Company and each authorized signatory with respect thereto.

ARTICLE V

Representations and Warranties of Purchaser

To induce the Company to enter into this Agreement and to consummate the transactions contemplated hereunder, the Purchaser makes the following representations and warranties.

5.1          Organization, Power and Authority.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into this Agreement and all other agreements contemplated hereby and to perform its obligations hereunder and thereunder.

5.2          Due Authorization; Binding Obligation; No Conflicts.  The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Purchaser.  This Agreement has been duly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditor’s rights generally, general equitable principles and the discretion of courts in granting equitable remedies.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) contravene any provision of the Articles of Organization or operating agreement of the Purchaser; (b) violate or conflict with any federal, state or local law, statute, ordinance, rule, regulation or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against the Purchaser; or (c) conflict with, result in any breach of or default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any material mortgage, contract, agreement, lease, license, indenture, will, trust or other instrument which is either binding upon or enforceable against the Purchaser.

5.3          Litigation.  There are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the Purchaser’s actual knowledge, threatened against or affecting the Purchaser that question the validity or enforceability of this Agreement or any action contemplated herein.

5.4          Closing Date.  All of the representations and warranties contained in this Article V and made by Purchaser elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any writing delivered to the Company by Purchaser are true and correct on the date of this Agreement and shall be true and correct on the Closing Date, except to the extent that the Purchaser has advised the Company otherwise in writing prior to the Closing.

ARTICLE VI

Certain Actions After the Closing

6.1          Taxes; Tax Returns.

6.1.1       The Parties will file their respective income tax returns for 2004 and make any other required filings.  With respect to any Taxes of the Company or its Subsidiaries that are not Assumed Liabilities pursuant to Section 1.4, the Company shall pay, and indemnify and hold harmless the Purchaser from and against any Taxes imposed upon the Company, the Subsidiaries or the Purchaser attributable to the Company or its Subsidiaries for all the taxable periods ending before the Closing Date and for that portion of any taxable period that includes the Closing Date, calculated as if the Closing Date were the end of a taxable period, including any taxes that may arise, or be determined to exist, after the Parties determine the Actual Net Book Value.

6.1.2       If any Tax for which the Company is to indemnify the Purchaser pursuant to this Section 6.1 is payable after the Closing Date, the Company shall pay or cause to be paid to the Purchaser the amount of such Tax no later than the later of ten (10) business days before the date such Tax is due and payable.

6.1.3       The Company and the Purchaser shall be bound by the Purchase Price allocation agreement described in Section 1.7, for purposes of determining any Taxes and shall prepare and shall file

Tax Returns on a basis consistent with the Purchase Price Allocation.  Further, neither the Company nor the Purchaser shall take a position that is inconsistent with the treatment of the transactions contemplated hereby as an asset sale or  that is inconsistent with the agreed upon Purchase Price allocations on any Tax Return, in any proceeding before any taxing authority or otherwise.

6.2          Use of Name.  The Company agrees that after the Closing it will not use, and it will not permit any entity in which it has an ownership interest to use, the names “G. Leblanc Corporation,” “Leblanc Online LLC,” “G. Leblanc S.A.” “Leblanc” or “G. Leblanc SNC” or any other trade name or trademark listed on Schedule 4.11 (either alone or together with other names or words) or license to, or permit, other people to use such names in connection with any business.  The Company will, at the request of the Purchaser, take all actions necessary so as to permit the Purchaser to change its company name to any name including “Leblanc” upon Closing, including executing or filing such consents or other documents as shall be necessary to permit such name change in Wisconsin and all other states requested by the Purchaser.

6.3          Remedy.  If the Company breaches the covenant set forth in Section 6.2, in addition to all other rights and remedies it may have pursuant to this Agreement or otherwise, the Purchaser shall be entitled to obtain injunctive or other equitable relief to restrain such breach, or any other breaches or threatened breaches, or otherwise to specifically enforce the provisions of Section 6.2, each Party hereby agreeing that money damages alone would be inadequate to compensate the Purchaser and would be an inadequate remedy for any such breach or threatened breach.  All remedies expressly provided for herein are cumulative of any and all other remedies now existing at law or in equity.

6.4          Continued Employment of the Company’s Employees.  Effective after the Closing, the Purchaser shall offer employment at will to all persons actively employed by the Company immediately prior to the Closing Date at the same base salary, with comparable incentive compensation opportunities and benefits in the aggregate, including vacation, and in the same position as in effect immediately prior to the Closing Date; provided, however, that the Purchaser shall not be required to offer employment to any employee of the Company who is on an approved absence on the Closing Date unless such employee returns to work immediately upon the conclusion of the period of time approved for such absence, but in no event shall the Purchaser be required to offer employment to any employee whose absence has exceeded six (6) months.  The collective bargaining agreement identified in Schedule 4.19 shall be assumed by the Purchaser, and shall govern the terms and conditions of employment of the employees in the applicable collective bargaining unit.  Each such employee who accepts such employment as of the Closing Date, shall be referred to herein as a “Transferred Employee”.  Purchaser agrees to make available, at or as soon as practicable after the Closing Date, to the Transferred Employees, a tax-qualified section 401(k) retirement plan that provides benefits at least as favorable to the Transferred Employees as provided by the tax-qualified section 401(k) retirement plan maintained by the Company immediately prior to the Closing Date.  Purchaser and Purchaser’s employee benefits plans shall treat service with the Company prior to the Closing Date as service with Purchaser for purposes of eligibility to participate and vesting, but not for accrual purposes, with respect to all employee benefit plans covering Transferred Employees.  Purchaser shall assume and recognize vacation entitlements for Transferred Employees accruing prior to the Closing Date, provided that such accrual is included in the Draft Balance Sheet.  The Purchaser agrees that each Participating Employee’s salary reduction election with the Company and its Subsidiaries, as in effect immediately prior to the Closing Date, will be treated as a salary reduction election with Purchaser through December 31, 2004 with respect to the Company’s flexible benefits plan assumed by the Purchaser.

6.5          COBRA.

6.5.1  The Purchaser agrees to offer, on and after the Closing Date, health continuation coverage pursuant to part 6 of Subtitle B of Title I of ERISA, section 4980B of the Code, or similar state law (“COBRA”) to each former employee of the Company and their “qualified beneficiaries” who, as of the Closing Date, has or is entitled to elect health continuation coverage pursuant to COBRA in connection with a group health plan of the Company.

6.5.2  The Company agrees to provide coverage records to Purchaser, as reasonably required by Purchaser to meet its obligations hereunder.

6.6          Noncompetition.  (a)  The Company will, for a period of five (5) years from the Closing Date, refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its present or future Affiliates:

(i)            employing, engaging or seeking to employ or engage any Person who within the prior twelve (12) months had been an employee or sales representative of Purchaser or any of its Affiliates engaged in the Business, unless such employee (A) resigns voluntarily (without any solicitation from the Company or any of its Affiliates) or terminates his or her relationship with Purchaser or (B) is terminated by Purchaser or any of its Affiliates after the Closing Date;

(ii)           causing or attempting to cause (A) any client, customer or supplier of the Business to terminate or materially reduce its business with Purchaser or any of its Affiliates or (B) any officer, employee or consultant of Purchaser or any of its Affiliates engaged in the Business to resign or sever a relationship with Purchaser or any of its Affiliates;

(iii)          disclosing any documents or information (unless compelled by judicial or administrative process) or using any confidential or secret information relating to the Business or any client, customer or supplier of the Business; or

(iv)          participating or engaging in (other than through the ownership of 5% or less of any class of securities registered under the Securities Exchange Act of 1934, as amended), or otherwise lending assistance (financial or otherwise) to any Person participating or engaged in, any of the lines of business which comprised the Business on the Closing Date anywhere in the world.

(b)           The parties hereto recognize that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section.  It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section.  Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

(c)           The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Section would be inadequate, and the Company hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

6.7          Confidentiality.  Each party hereto will hold, and will use its best efforts to cause its Affiliates and their respective representatives to hold, in strict confidence from any Person (other than any such Affiliate or representative), all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s representatives in connection with this Agreement or the transactions contemplated hereby, unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of governmental or regulatory authorities) or by other requirements of law or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser’s use of documents and information concerning the Business, the Purchased Assets or the Assumed Liabilities furnished by the Company hereunder.  In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its representatives.

6.8          Accounts Receivable.  The Company agrees to promptly remit to Purchaser the amount of any payments received by the Company with respect to the Purchased Assets (including the Accounts Receviable) or the accounts receivable of the Subsidiaries or the Purchaser.  In addition to receipts in the Lock Box as of and after the Closing Date, all payments to the Company relating to the Purchased Assets otherwise received on or after the Closing Date will be for the sole benefit of Purchaser and, provided the Closing occurs, shall be promptly remitted by the Company or the Bank, as the case may be, to the Purchaser.  The Purchaser shall use commercially reasonable efforts to collect the total amount of the Rayburn Receivable on a timely basis.

6.9          Mail and Communications.  The Company will promptly remit to Purchaser any mail or other communications, including, without limitation, any written inquiries received by the Company relating to the Purchased Assets and any mail, invoices or other communications received by the Company relating to Assumed Liabilities which are received by the Company from and after the Closing Date.  The Purchaser will promptly remit to the Company any mail or other communications, including, without limitation, any written inquiries and payments received by the Purchaser relating to the Excluded Assets, and any invoices received by the Purchaser relating to liabilities of the Company other than the Assumed Liabilities which are received by the Purchaser from and after the Closing Date.

6.10        Power of Attorney; Right of Endorsement, Etc. Subject to Closing having occurred and effective as of the Closing Date, the Company hereby constitutes and appoints the Purchaser the true and lawful attorney of the Company, with full power of substitution, in the name of the Company or the Purchaser, but on behalf of and for the benefit of the Purchaser: (i) to demand and receive from time to time any and all the Purchased Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all actions or proceedings that the Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets; (iii) to defend or compromise any or all actions or proceedings in respect of any of the Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as the Purchaser shall deem desirable. The Company hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason.

ARTICLE VII

Indemnification

7.1          Indemnification.

7.1.1       The Company shall indemnify and hold harmless the Purchaser, and the Purchaser’s officers, directors, employees, members, managers, shareholders, subsidiaries, assigns and successors and the Affiliates of the foregoing persons and entities (individually, a “Purchaser Indemnified Person” and collectively, the “Purchaser Indemnified Persons”), from and against and in respect of, and shall pay to the Indemnified Persons the amount of, any and all claims, demands, lawsuits, actions, causes of actions, administrative proceedings (including informal proceedings), losses, assessments, costs, damages, judgments, liabilities (including sums paid and costs and expenses including, without limitation, reasonable legal fees and disbursements) of every kind, nature and description, whether or not involving a third party claim (collectively, “Indemnifiable Damages”) that arise or result from or relate to, directly or indirectly,

(a)           any breach of any of the representations and warranties given or made by the Company in this Agreement or any certificate, document, or instrument delivered by or on behalf of the Company pursuant to this Agreement (a “Breach of Warranty Claim”);

(b)           any violation by the Company of any covenant or agreement made by the Company in this Agreement, or any certificate, document, or instrument delivered by or on behalf of the Company pursuant to this Agreement;

(c)           any Excluded Liability;

(d)           any action or proceeding commenced or asserted by any employee or any other person or entity acting on his or her behalf, arising out of, relating to, resulting from or in connection with any of the following, to the extent occurring or accruing prior to the Closing Date:

(i)            any Claim based on any alleged violation of federal, state, local or international statutes or other laws or regulations or any common law protecting persons or members of a protected class or category, including without limitation, Claims based on the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act), the Americans with Disabilities Act, the Fair Labor Standards Act, the National Labor Relations Act, the Equal Pay Act, the Family and Medical Leave Act and the Employee Retirement Income Security Act of 1974, and any similar federal, state or local labor laws or fair employment laws,

(ii)           any Claim for payment of salaries, wages, bonuses, incentive compensation, separation payments, benefits or any other form of remuneration or any employee pension or welfare benefits or other fringe benefits, including any claims under any 401(k) or other employee benefit plan, including related taxes, contributions and all other liabilities and expenses related thereto;

(iii)          any Claim based on any representations, oral or written, made by the Company or any Subsidiary to any employees, and

(iv)          any Claim based on any aspect of the termination of any employee’s employment with the Company or any Subsidiary;

(e)           any liability or obligation of any Subsidiary of the Company which, if such liability or obligation were a liability or obligation of the Company, would be an Excluded Liability identified in Sections 1.5.3 through 1.5.8, and any liability or obligation of any Subsidiary to any Affiliate or Shareholder of the Company;

(f)            as a result of any of the following items (in each case regardless of any disclosure made by the Company on the disclosure schedules attached hereto):  (i) any income, sales or other taxes payable by the Company prior to or as of the Closing Date which are not included in the calculation of Actual Net Book Value, including, in each case, any interest or penalties related thereto; (ii) any liability under any 401(k) or other employee benefit plan, including related taxes, contributions and all other liabilities and expenses related thereto; or (iii) any claims by or liabilities to any third party with whom the Company may have had discussions regarding the disposition of the stock or assets of the Company, including any legal or other expenses incurred in connection with the defense of any such claims;

(g)           the Rayburn Receivable, to the extent the ultimate amount collected by the Purchaser, net of reasonable and customary costs of collection incurred by the Purchaser with third parties, is less than $1,000,000; provided that in no event shall Indemnifiable Damages for claims relating to the Rayburn Receivable exceed $660,000; or

(h)                                 any liability or obligation relating to:

(i)            the on-going required remediation program, as currently contemplated, relating to the presence of Hazardous Material in the soil, groundwater or surface water at, on, in, under or in the vicinity of the Leblanc Real Property and the Holton Real Property, to the extent the remediation obligations relating thereto that are required by any governmental authority with jurisdiction over the Leblanc Real Property and/or the Holton Real Property are different than or in addition to those set forth in the Remediation Plan and the costs associated therewith exceed the Assumed Remediation Obligation Reserve; or

(ii)           the presence of or the treatment, storage, disposal, arrangement for disposal, transportation, handling or Release (as defined in Section 4.18) of Hazardous Material (as defined in Section 4.18), or the violation of any Environmental Laws (as defined in Section 4.18), by or relating to the Company or any Subsidiary or Affiliate or with respect to any of the Purchased Assets or any asset of any Subsidiary, in each above case on or prior to the Closing Date, other than with respect to the obligations of Purchaser under the Remediation Plan referenced in clause (i) immediately above.

7.1.2       The Purchaser shall indemnify and hold harmless the Company, the Company’s officers, directors, employees, members, managers, shareholders, assigns and successors and the Affiliates of the foregoing persons and entities (individually, a “Company Indemnified Person” and collectively, the “Company Indemnified Persons”), from and against and in respect of any and all Indemnifiable Damages that arise or result from or relate to, directly or indirectly, (a) any breach of any of the representations, warranties, and covenants given or made by the Purchaser in this Agreement or any certificate, document, or instrument delivered by or on behalf of the Purchaser pursuant hereto or (b) any Assumed Liability.

7.2          Limitations and Expiration.  Notwithstanding the above:

7.2.1       Following the Closing, there shall be no liability for indemnification under this Article VII for any breach of a representation, warranty or covenant or agreement made by the Purchaser, or the Company, as the case may be, in this Agreement unless and until the aggregate amount of all

Indemnifiable Damages exceeds one percent (1%) of the Purchase Price (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained in any provision of this Agreement), in which event the Purchaser or the Company, as the case may be, shall be entitled to claim indemnity for the full amount of such Indemnifiable Damages, subject to the other limitations set forth in this Section 7.2.

7.2.2       With respect to the Company, the limitation set forth in Section 7.2.1 above shall not apply (i) to breaches of the representations or covenants set forth in Sections 9.12 (Brokers’ and Finders’ Fees) or 1.8 (Insurance Proceeds), or (ii) to discharge the Excluded Liabilities or for failure to pay pursuant to Section 2.3.

7.2.3       With respect to the Purchaser, the limitation set forth in Section 7.2.1 above shall not apply (i) to a breach of the representation set forth in Section 9.12 (Brokers’ and Finders’ Fees), (ii) for failure to pay the Purchase Price, or (iii) to discharge the Assumed Liabilities in accordance with their terms.

7.2.4       Notwithstanding anything to the contrary herein, except with respect to claims based upon fraud or with respect to Sections 4.1.1 (first sentence), 4.2 (other than clause (c) of the last sentence thereof), 4.8 (first sentence) and 9.12 (which claims shall not be subject to any limitation on the aggregate amount of payment made to satisfy Indemnifiable Damages with respect to such claims), following the Closing, the aggregate amount of all payments made by the Company or the Purchaser in satisfaction of Indemnifiable Damages (a) for Breach of Warranty Claims under this Agreement, (b) relating to the Rayburn Receivable and (c) related to the Release of Hazardous Materials or the violation or operation of Environmental Laws on or before the Closing Date, shall not exceed the Escrow Amount.

7.2.5       Except as set forth below, each of the representations and warranties made by the Parties in this Agreement, shall survive for a period of eighteen (18) months after the Closing Date, notwithstanding any investigation at any time made by or on behalf of any Party, and upon the expiration of such eighteen (18) month period such representations and warranties shall expire; provided, however, (a) the representations and warranties of the Company contained in Sections 4.6 (Tax Matters) and 4.20 (Employee Benefits) shall expire sixty days after the time the period of limitations expires for the assessment by the taxing authority of additional taxes or penalties with respect to which the representations and warranties relate; (b) the representations and warranties of the Company contained in Section 4.17 (Compliance with Laws) and Section 4.18 (Environmental Matters) shall expire at the time the latest period of limitations expires for the enforcement by an applicable governmental authority of any remedy with respect to which the particular representation or warranty relates; and (c) the representations in Sections 4.1.1 (first sentence), 4.2 (other than clause (c) of the last sentence thereof), 4.8 (first sentence) and 9.12 shall survive indefinitely.  No claim for the recovery of Indemnifiable Damages based upon a Breach of Warranty Claim may be asserted by any Party against the another Party after such representations and warranties shall thus expire; provided, however, that good faith claims for Indemnifiable Damages first asserted in writing by the Party or Parties seeking indemnification as provided in Article VII within the applicable period shall not thereafter be barred.

7.2.6       Following the Closing, except with respect to claims based upon fraud and injunctive relief provided elsewhere and except as otherwise provided in this Agreement, the indemnification provided by this Article VII shall be the sole and exclusive remedy for any Indemnifiable Damages of Purchaser or the Company with respect to this Agreement, any exhibit or schedule hereto or any certificate delivered hereunder or the Business, assets or operations of the Company.  The Purchaser and the Company and their respective successors and permitted assigns hereby waive any statutory, equitable or common law rights or remedies against each other relating to environmental matters, including, without limitation, any such matters arising under Environmental Laws.

7.3          Claims by Purchaser. Upon receipt by the Company of a certificate signed by an officer of the Purchaser (a “Purchaser Certificate”) providing notice of any claim (a “Purchaser Claim”) for Indemnifiable Damages and specifying in reasonable detail the date such Indemnifiable Damages were paid, incurred or otherwise arose, and, if applicable, the nature of the breach to which such Indemnifiable Damages are related, the Company shall deliver to the Purchaser, as promptly as practicable, an amount equal to such Indemnifiable Damages, unless, within thirty (30) days of the delivery of such Purchaser Certificate, the Company disputes in good faith the Purchaser Claim set forth in such certificate, with the basis for such dispute set forth in writing in reasonable detail.

7.4          Claims by the Company. Upon receipt by the Purchaser of a certificate signed by the Company (a “Company Certificate”) providing notice of any claim (a “Company Claim”) for Indemnifiable Damages and specifying in reasonable detail the date such Indemnifiable Damages were paid, incurred or otherwise arose, and the nature of the breach to which such Indemnifiable Damages are related, the Purchaser shall deliver to the Company as promptly as practicable, an amount equal to such Indemnifiable Damages as indemnity, unless, within thirty (30) days of the delivery of such Company Certificate, the Purchaser in good faith disputes the Company Claim set forth in such certificate, with the basis for such dispute set forth in writing in reasonable detail.

7.5          Claims by Third Parties.

7.5.1       Purchaser will give notice to the Company promptly after the Purchaser has actual knowledge of any claim from a third party, as to which indemnity may be sought, and will permit the Company (at its expense) to assume the defense of any claim or any litigation resulting therefrom; provided that (a) counsel for the Company who shall conduct the defense of such claim or litigation shall be satisfactory to the Purchaser and (b) the omission by the Purchaser or any Purchaser Indemnified Person to give notice as provided herein will not relieve the Company of its or their indemnification obligations under this Agreement.  Neither the Purchaser nor any other Purchaser Indemnified Person shall be required to commence litigation or to take any action against any third party prior to making a claim for indemnification hereunder.  The Company in the defense of any such claim or litigation, will not, except with the written consent of the Purchaser, consent to the entry of any judgment or enter into any settlement.  If the Company assumes the defense of such claim or litigation, no compromise or settlement of such claims may be effected by the Company without the Purchaser’s consent, which shall not be unreasonably withheld.  Notwithstanding the foregoing, a Purchaser Indemnified Person will have the right at all times to take over and assume control of the defense, settlement, negotiations or lawsuit relating to any claim or demand, including, without limitation, in the event that (y) the Company is also a party to such claim or litigation and the Purchaser determines in good faith that joint representation would be inappropriate or (z) the Company fails to provide reasonable assurance to the Purchaser of its financial capacity to defend such claim or litigation and to provide indemnification with respect to such claim or litigation.  In the event that the Company does not accept the defense of any matter as above provided, a Purchaser Indemnified Person will have the full right to defend against any such claim or demand, and will be entitled to settle or agree to pay in full such claim or demand, in its sole and absolute discretion.  In any event, the Company will cooperate in the defense of such action and the records of the Company shall be available to the Purchaser and the other Purchaser Indemnified Persons with respect to such defense.  Nothing in this Section 7.5.1 is intended to prevent or restrict the Purchaser from retaining its own counsel in any such matter, and the Purchaser shall have such right at all times.

7.5.2       The Company will give notice to the Purchaser promptly after the Company has actual knowledge of any claim from a third party, as to which indemnity may be sought, and will permit the Purchaser (at its expense) to assume the defense of any claim or any litigation resulting therefrom; provided that (a) counsel for the Purchaser who shall conduct the defense of such claim or litigation shall be satisfactory to the Company and (b) the omission by the Company to give notice as provided herein will not relieve the Purchaser of its indemnification obligations under this Agreement.  The Company shall not be required to commence litigation or to take any action against any third party prior to making a claim for indemnification hereunder.  The Purchaser in the defense of any such claim or litigation, will not, except with the written consent of the Company, consent to the entry of any judgment or enter into any settlement.  If the Purchaser assumes the defense of such claim or litigation, no compromise or settlement of such claims may be effected by the Purchaser without the Company’s consent, which shall not be unreasonably withheld.  Notwithstanding the foregoing, the Company will have the right at all times to take over and assume control of the defense, settlement, negotiations or lawsuit relating to any claim or demand, including, without limitation, in the event that (y) the Purchaser is also a party to such claim or litigation and the Company determines in good faith that joint representation would be inappropriate or (z) the Purchaser fails to provide reasonable assurance to the Company of its financial capacity to defend such claim or litigation and to provide indemnification with respect to such claim or litigation.  In the event that the Purchaser does not accept the defense of any matter as above provided, the Company will have the full right to defend against any such claim or demand, and will be entitled to settle or agree to pay in full such claim or demand, in its sole and absolute discretion.  In any event, the Purchaser will cooperate in the defense of such action and the records of the Purchaser shall be available to the Company with respect to such defense.

7.6          Resolution of Conflicts; Arbitration.

7.6.1       In case the Company or the Purchaser, as applicable, shall object in writing to any claim made in any Purchaser Certificate as described in Section 7.3, or in any Company Certificate as described in Section 7.4, the Purchaser, or the Company as applicable, shall have thirty (30) days to respond in a written statement to such objection.  If after such thirty (30)-day period there remains a dispute as to any claims, the Company and the Purchaser shall attempt in good faith for sixty (60) days thereafter to agree upon the rights of the respective Parties with respect to each of such claims.

7.6.2       If no such agreement can be reached after good faith negotiation, either the Purchaser or the Company, may by written notice to the other, demand arbitration of the matter in accordance with Section 9.16, unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both Parties agree to arbitration.  The decision of the arbitrators as to the validity and amount of any claim in such Purchaser Officer’s Certificate or Company Certificate shall be binding and conclusive upon the Parties.

7.7          Escrow.  In the event any Purchaser Indemnified Party is entitled to indemnification under Section 7.1.1 prior to the date specified for payment of a portion of the Escrow Amount in Section 2.2, the Purchaser and the Company shall instruct the Escrow Agent to pay the full amount of the Indemnifiable Damages to the Purchaser.  Upon the expiration of the Escrow Agreement, the Escrow Agent shall distribute to the Company the remaining balance of the Escrow Amount, and interest accrued thereon; provided, however, that if upon the expiration of the Escrow Agreement the Purchaser has an unresolved claim for Indemnifiable Damages under this Article VII, the Company and the Purchaser shall extend the term of the Escrow Agreement and retain in escrow the disputed amount and the Escrow Agent shall distribute the remaining Escrow Amount, and interest accrued thereon, to the Company. .

ARTICLE VIII

Termination; Exclusivity

8.1          Termination.  This Agreement may be terminated:

(a)           at any time prior to the Closing by mutual written consent of the Company and the Purchaser;

(b)           at any time prior to the Closing by the Company or the Purchaser if there has been a material misrepresentation or breach on the part of the other Party of the representations, warranties or covenants set forth in this Agreement or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating Party’s obligations to consummate the transactions contemplated hereby, unless such terminating Party’s willful or knowing breach of this Agreement has caused the condition to be unsatisfied; or

(c)           at any time after August 31, 2004 by the Company or Purchaser upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

8.2          Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party to any other Party under this Agreement, except that nothing herein shall relieve any Party from liability for any breach of this Agreement prior to such termination.

8.3          Exclusivity.  From the date of this Agreement until the earlier of the termination of this Agreement in accordance with this Article VIII or the Closing Date, the Company covenants and agrees that neither the Company nor its Subsidiaries or any of their Shareholders, respective employees, officers, Affiliates, agents or representatives shall, directly or indirectly (a) solicit, initiate or encourage any inquiries, proposals or offers from any person relating to any sale, exchange, tender, acquisition or purchase of all or a material amount of the assets or securities (including those held by the Shareholders) of the Company or the Subsidiaries, or any merger, consolidation or business combination with, the Company or the Subsidiaries, or (b) with respect to any effort or attempt by any other person to do or seek any of the foregoing (i) participate in any discussions or negotiations, (ii) furnish to any other person any confidential information with respect to the Company or its Business, or (iii) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any such effort.  The Company shall promptly notify the Purchaser if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made.  The Company agrees that taking any such action shall constitute a material breach of this Agreement.

ARTICLE IX

Miscellaneous

9.1          Transaction Expenses.  The Purchaser will indemnify and hold harmless the Company from the commission, fee or claim of any Person employed or retained or claiming to be employed or retained by the Purchaser to bring about, or to represent it in, the transactions contemplated hereby.  The Company will indemnify and hold harmless the Purchaser from the commission, fee or claim of any Person, firm or corporation employed or retained or claiming to be employed or retained by the Company to bring about, or to represent any of them in, the transactions contemplated hereby.  In addition, each

Party shall pay their own expenses (including legal and accounting fees) incident to the negotiation and preparation of this Agreement and any other documents prepared in connection therewith, and the consummation of the transactions contemplated herein, including for the fees and expenses of Fort Dearborn Partners, Inc., which shall be paid by the Company prior to or simultaneously with the Closing.

9.2          Amendment and Modification.  The Parties may amend, modify and supplement this Agreement in such manner as may be agreed upon by all of them in writing.

9.3          Entire Agreement.  This Agreement, including the exhibits, schedules, certificates and other documents and agreements delivered on the date hereof in connection herewith, including the Promissory Note, contains the entire agreement of the Parties with respect to the Transactions, and supersedes all prior understandings and agreements (oral or written) of the Parties with respect to the subject matter hereof.  The Parties expressly represent and warrant that in entering into this Agreement they are not relying on any prior representations made by any other Party concerning the terms, conditions or effects of this Agreement which terms, conditions or effects are not expressly set forth herein.  Any reference herein to this Agreement shall be deemed to include the schedules and exhibits.

9.4          Interpretation.  When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be to an article, section, paragraph, clause, schedule or exhibit of this Agreement unless otherwise indicated.  The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The term “knowledge” or “best of knowledge” when applied to any Person, shall mean the actual knowledge, without further investigation, of such Person.  Time shall be of the essence in this Agreement.

9.5          Execution in Counterpart.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

9.6          Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) three (3) days after deposited with a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by written notice to the other Parties):

If the Company:

c/o  Joseph Madrigrano

Madrigrano, Aiello & Santarelli, L.L.C.,

1108 56th Street

Kenosha, WI 53141

Fax:  (262) 657-0138

Re:  Leblanc/Mr. Leon Pascucci

with a copy to:

Freeborn & Peters LLP

311 South Wacker Drive

Suite 3000

Chicago, IL  60606-6677

Fax: (312) 360-6570

Attention: Peter I. Mason

If to the Purchaser:

Steinway Musical Instruments, Inc.

800 South Street, Suite 305

Waltham, Massachusetts  02453-1439

Fax:  (781) 894-9803

Attention:  Dennis M. Hanson

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP

601 S. Figueroa Street, 30th Floor

Los Angeles, CA  90017

Fax: (213) 892-4710

Attention:  Neil J Wertlieb, Esq.

Any Party may, by Notice given as aforesaid, change its address for all subsequent Notices. Notices shall be deemed given on the date delivered.

9.7          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would cause any state’s laws, other than the laws of the State of New York, to apply.

9.8          Confidentiality; Publicity.  Except as may be required by law, rule or regulation or as otherwise permitted or expressly contemplated herein, or for the disclosure to the legal, financial and accounting advisors of the Company, the Shareholders or the Purchaser who have a need to know such information, none of the Parties or their Affiliates, agents or representatives shall disclose to any third party the subject matter or terms of this Agreement without the prior consent of the other Parties.  In addition, no press release or other public announcement related to this Agreement or the transactions contemplated hereby will be issued by any of the Parties without the prior approval of the other Parties.

9.9          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

9.10        Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior consent of the other Parties, and any attempt to do so will be void, except (a) for assignments and transfers by operation of law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to (i) an affiliate or wholly-owned subsidiary, provided that any such affiliate or subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, (ii) any post-Closing purchaser of all of the issued and outstanding stock of the Purchaser or a substantial part of its assets or (iii) any financial institution providing purchase money or other financing to Purchaser from time to time as collateral security for such financing, but no such assignment referred to in clause (i), (ii) or (iii) shall relieve Purchaser of its obligations hereunder.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

9.11        Binding Effect; No Third Party Beneficiaries.  This Agreement shall inure to the benefit of, be binding upon and be enforceable by and against the Company and the Purchaser and their respective successors and permitted assigns, and nothing herein expressed or implied shall be construed to give any other Person any legal or equitable rights hereunder; provided that the Purchaser’s lenders may rely on the representations, warranties and covenants of the Company contained herein.

9.12        Brokers’ and Finders’ Fees.  Except for the fees and expenses of Fort Dearborn Partners, Inc., the Company has not incurred, nor will the Company incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.  The Purchaser has not incurred, nor will the Purchaser incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

9.13        Negotiation Representations.  Each Party expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself or himself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its or its or his own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said Party has acted voluntarily and of its or his own free will in executing this Agreement; (e) said Party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm’s-length negotiations conducted by and among the Parties and their counsel.

9.14        Waiver.  The rights and remedies of the parties are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by any of the Purchaser or the Company or either of them, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other affected Party or Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

9.15        Further Assurances.  At any time and from time to time (including after the Closing), upon reasonable request and at the expense of the Purchaser, the Company shall do, execute, acknowledge and deliver such further acts, assignments, transfers, conveyances and assurances as the Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to the Purchaser, and to confirm the Purchaser’s title to, all of the Purchased Assets, and, to the full extent permitted by law, to put the Purchaser in actual possession and operating control of the Purchased

Assets and to assist the Purchaser in exercising all rights with respect thereto.

9.16        Arbitration.

9.16.1     All disputes or controversies (whether of law or fact) of any nature whatsoever arising from or relating to this Agreement and the transactions contemplated hereby shall be decided by binding arbitration administered by the American Arbitration Association (the “AAA”) in accordance with the its Commercial Arbitration Rules.

9.16.2     The arbitrators shall be selected as follows: the Purchaser and the Company shall, within sixty (60) days of the date of demand by any Party for arbitration, each select one independent, qualified arbitrator and the two arbitrators so selected shall select the third arbitrator within thirty (30) days after their appointment as Party arbitrators.  Each Party reserves the right to object to any individual arbitrator who shall be employed by or affiliated with a competing organization.  In the event objection is made, the AAA shall resolve any dispute regarding the propriety of an individual arbitrator acting in that capacity.  The Parties shall each bear the expenses of the arbitrator chosen by it, and shall bear one-half the expenses of the independent arbitrator.  The Parties shall use their reasonable best efforts to cause the hearings in the proceeding to commence within one hundred twenty (120) days of the selection of the neutral arbitrator.

9.16.3     Arbitration shall take place in New York, New York.  At the request of any Party, arbitration proceedings will be conducted confidentially; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in confidence under seal, available for the inspection only by the AAA, the Company and the Purchaser and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in confidence.  The arbitrators, who shall act by majority vote, shall be able to decree any and all relief of an equitable and legal nature, including but not limited to, such relief as a temporary restraining order, a temporary and/or a permanent injunction, and shall also be able to award damages, with or without an accounting and costs.  The decree or award rendered by the arbitrators may be entered as a final and binding judgment in any court having jurisdiction thereof.

9.16.4     Reasonable notice of time and place of arbitration shall be given to all persons, other than the Parties, as shall be required by law, in which case such persons or those authorized representatives shall have the right to attend and/or participate in all the arbitration hearings in such manner as the law shall require.

9.17        Schedules and Exhibits.  The disclosures in the schedules and exhibits attached hereto, and the Remediation Plan agreed to by the Parties, shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth herein. Any matter disclosed by the Company on any one Schedule with respect to any representation, warranty or covenant of the Company shall be deemed disclosed for purposes of all other representations, warranties or covenants of the Company to the extent that it is reasonably apparent from such disclosure that is also relates to such other representations, warranties or covenants, and to the extent any matter disclosed on any Schedule conflicts with any representation, warranty or covenant of the Company contained in this Agreement, this Agreement will control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day and year first above written.

STEINWAY MUSICAL
INSTRUMENTS, INC.,
a Delaware corporation

By:	/s/ Dana D. Messina
Its:	Dana D. Messina
Chief Executive Officer

G. LEBLANC CORPORATION,
a Wisconsin corporation

By:	/s/ Leon Pascucci
Its:	Leon Pascucci
Chief Executive Officer; President

INDEX OF SCHEDULES AND EXHIBITS TO ASSET PURCHASE AGREEMENT

DISCLOSURE SCHEDULES

Schedule 1.1.12	Assumed Plans
Schedule 1.2	-	Excluded Assets
Schedule 2.2	-	Sample Calculation of Net Book Value
Schedule 3.9	-	Negative Covenants of the Company
Schedule 4.1	-	Organization, Power and Authority; Subsidiaries
Schedule 4.5	-	Liabilities
Schedule 4.6	-	Tax Matters
Schedule 4.7	-	Real Property; Leases
Schedule 4.8		Good Title
Schedule 4.9	-	Accounts Receivable
Schedule 4.10	-	Licenses and Permits
Schedule 4.11	-	Proprietary Rights
Schedule 4.12	-	Relationships with Customers and Suppliers
Schedule 4.13	-	Contracts and Agreements
Schedule 4.14	-	Litigation
Schedule 4.15	-	Insurance
Schedule 4.16	-	Absence of Certain Developments
Schedule 4.17		Compliance with Laws
Schedule 4.18	-	Environmental Matters
Schedule 4.19	-	Labor Relations
Schedule 4.20	-	Employee Benefits Plans
Schedule 4.21	-	Affiliate Transactions
Schedule 4.22	-	Officers and Directors; Employees; Sales Representatives
Schedule 4.25	-	Governmental Authorization; Consents
Schedule 4.27	-	Vehicles
Schedule 4.28	-	No Guarantees
Schedule 4.29	-	Entire Business

Exhibit A	-	Bill of Sale and Assignment and Assumption Agreement
Exhibit B	-	Form of Employment Agreement
Exhibit C	-	Form of Non-Competition Agreement